Exhibit 10.1

EXECUTIVE VERSION

AGREEMENT AND PLAN OF MERGER

by and among

IDEANOMICS, INC.,

WAVE MERGER CORP.,

WIRELESS ADVANCED VEHICLE ELECTRIFICATION, INC.,

and

Michael Dominici, as the Securityholders’ Representative,

Dated: January 4, 2021

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		2
1.1.	Definitions.	2
1.2.	Rules of Construction.	22
ARTICLE II The Merger		23
2.1.	Closing.	23
2.2.	The Merger.	23
2.3.	Certificate of Incorporation and Bylaws	24
2.4.	Directors and Officers.	24
2.5.	Conversion of Shares.	24
2.6.	Closing Consideration.	26
2.7.	Mechanics of Exchange and Surrender.	29
2.8.	Purchase Price Adjustment.	33
2.9.	Dissenting Shares.	35
2.10.	Substitution of Cash For Stock Consideration.	36
2.11.	Tax Treatment.	36
2.12.	Withholding.	36
ARTICLE III Representations and Warranties of the Company		37
3.1.	Organization and Power.	37
3.2.	Authorization and Enforceability.	37
3.3.	Capitalization.	38
3.4.	No Violation.	39
3.5.	Governmental Authorizations and Consents.	39
3.6.	Financial Statements.	39
3.7.	Absence of Certain Changes.	40
3.8.	Relationships with Affiliates.	42
3.9.	Indebtedness to and from Officers and Directors of the Company.	42
3.10.	Assets.	43
3.11.	Real Property.	43
3.12.	Intellectual Property.	44
3.13.	Contracts.	48
3.14.	Compliance with Laws.	49
3.15.	Environmental Matters.	50
3.16.	Litigation.	51
3.17.	Personnel Matters.	51
3.18.	Labor Matters.	53
3.19.	Employee Benefits.	54
3.20.	Tax Matters.	57
3.21.	Insurance.	61
3.22.	Bank Accounts; Powers of Attorney.	61
3.23.	Customers and Suppliers.	61
3.24.	Receivables.	62
3.25.	Books and Records.	62
3.26.	Products Liability and Warranty Liability.	62
3.27.	Inventory.	63
3.28.	Export Control Laws.	63

3.29.	Government Contracts.	64
3.30.	No Brokers.	67
3.31.	Disclosure.	68
ARTICLE IV Representations and Warranties of Parent and Merger Sub		68
4.1.	Organization and Power.	68
4.2.	Authorization and Enforceability.	68
4.3.	No Violation.	69
4.4.	Governmental Authorizations and Consents.	69
4.5.	No Brokers.	69
4.6.	Operations of Merger Sub.	69
4.7.	Issuance of Stock Consideration.	69
4.8.	SEC Documents; Financial Statements.	69
4.9.	Absence of Certain Changes.	71
4.10.	No Undisclosed Events, Liabilities, Developments or Circumstances.	71
4.11.	Conduct of Business; Regulatory Permits.	71
4.12.	Capitalization.	72
4.13.	Litigation.	73
4.14.	Insurance.	73
4.15.	Manipulation of Price.	73
4.16.	Money Laundering.	73
4.17.	Disclosure.	73
4.18.	Private Placement.	74
4.19.	Disclosure.	74
ARTICLE V Covenants		74
5.1.	Conduct of the Company.	74
5.2.	Access to Information.	76
5.3.	Consents and Approvals.	77
5.4.	Tax Matters.	78
5.5.	Confidentiality.	80
5.6.	Indebtedness; Transaction Expenses.	80
5.7.	Exclusivity.	80
5.8.	Public Announcements.	81
5.9.	Notice of Developments.	81
5.10.	Termination of Affiliated Loans.	81
5.11.	Retention Plan.	81
5.12.	Employees.	82
5.13.	Section 280G.	82
ARTICLE VI Conditions to Closing		83
6.1.	Conditions to the Obligations of the Company.	83
6.2.	Conditions to the Obligations of Parent and Merger Sub.	84
ARTICLE VII Deliveries by the Company at Closing		84
7.1.	Deliveries by the Company at Closing.	84
7.2.	Deliveries by Parent and Merger Sub at Closing.	86
ARTICLE VIII Indemnification; Survival		86
8.1.	Expiration of Representations and Warranties.	86
8.2.	Indemnification.	87

- ii -

8.3.	Recourse; Escrow Release; Set-Off.	92
8.4.	Exclusive Remedy.	92
ARTICLE IX Termination		93
9.1.	Termination Events.	93
9.2.	Procedure and Effect of Termination.	94
ARTICLE X Miscellaneous		94
10.1.	Securityholders’ Representative.	94
10.2.	Expenses.	95
10.3.	Notices.	95
10.4.	Governing Law.	96
10.5.	Entire Agreement.	96
10.6.	Severability.	97
10.7.	Amendment.	97
10.8.	Effect of Waiver or Consent.	97
10.9.	Parties in Interest; Limitation on Rights of Others.	97
10.10.	Assignability.	97
10.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial.	98
10.12.	No Other Duties.	98
10.13.	Reliance on Counsel and Other Advisors.	98
10.14.	Remedies.	98
10.15.	Specific Performance.	98
10.16.	Counterparts.	99
10.17.	Further Assurances.	99

- iii -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 4, 2021, by and among Ideanomics, Inc., a Nevada corporation (“Parent”), WAVE Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Wireless Advanced Vehicle Electrification, Inc., a Delaware corporation (the “Company”), and Michael Dominici, in his capacity as Securityholders’ Representative hereunder.

RECITALS

WHEREAS, Parent and the Company have determined to engage in a strategic business combination whereby Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, Parent and the Company have determined that the Company and a wholly-owned limited liability company subsidiary of Parent organized under the laws of the State of Delaware (“LLC Sub”) shall enter into an Agreement and Plan of Merger (the “LLC Sub Merger Agreement”) pursuant to which the Company shall be merged with and into LLC Sub immediately after the Effective Time (the “LLC Sub Merger”) with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger and the LLC Sub Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”);

WHEREAS, in the event that the Integrated Transaction qualifies as a “reorganization” within the meaning of the Code, and the regulations promulgated thereunder, then the parties intend for this Agreement and the LLC Sub Merger Agreement to constitute a plan of reorganization within the meaning of Section 368(a) of the Code for U.S. federal income Tax purposes;

WHEREAS, in the event that the Integrated Transaction does not qualify as a reorganization, the parties intend to treat the Merger and the LLC Sub Merger as separate transactions for U.S. federal income Tax purposes not subject to the “integration doctrine” pursuant to Ruling 90-95, 1990-2 C.B. 67;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement and the LLC Sub Merger Agreement, as applicable, (a) determined and declared that the Merger and the LLC Sub Merger are advisable to, and in the best interest of, each corporation and its respective stockholders, and (b) authorized and approved this Agreement, the LLC Sub Merger Agreement, the Merger, the LLC Sub Merger and the consummation of the transactions contemplated hereby and thereby;

WHEREAS, the manager of LLC Sub has, on the terms and subject to the conditions set forth in the LLC Sub Merger Agreement, (a) determined and declared that the LLC Sub Merger is advisable to, and in the best interest of, LLC Sub and its members, and (b) authorized and approved the LLC Sub Merger Agreement, the LLC Sub Merger and the consummation of the transactions contemplated thereby;

WHEREAS, the board of directors of the Company has, on the terms and subject to the conditions set forth in this Agreement, (a) determined and declared that the Merger is advisable to, and in the best interest of, the Company and its stockholders, (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and (c) recommended the adoption and approval of this Agreement and the Merger by its stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, holders of a majority-in-interest of the issued and outstanding shares of Preferred Stock and holders of a majority-in-interest of the issued and outstanding shares of Capital Stock are executing and delivering to the Company and Parent a written consent pursuant to which such holders adopt and approve this Agreement, the Merger, and the consummation of the transactions contemplated hereby; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1.Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“1934 Act” has the meaning set forth in Section 4.8.

“280G Payments” has the meaning set forth in Section 5.13.

“280G Stockholder Vote” has the meaning set forth in Section 5.13.

“280G Waivers” has the meaning set forth in Section 5.13.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  The Company shall be deemed for purposes of this Agreement an Affiliate of the Securityholders prior to the Closing and of Parent from and after the Closing.

“Affiliate Agreement” has the meaning set forth in Section 3.8.

“Affiliated Loans” means those items that are set forth on Section 3.9 of the Company Disclosure Schedule, together with those arrangements entered into between the date hereof and the Closing that, if in place as of the date hereof, would have been required to have been included on Section 3.9 of the Company Disclosure Schedule.

“Aggregate Consent Holdback Amount” means the sum of all Consent Holdback Amounts with respect to the Unobtained Consents.

“Aggregate Optionholder Cash Closing Proceeds” means an amount equal to (a) (i) Fifteen Million Dollars ($15,000,000) less (ii) the Indemnity Escrow Amount less (iii) the Working Capital Escrow Amount, multiplied by (b) the Optionholder Percentage.

“Aggregate Stockholder Cash Closing Proceeds” means an amount equal to (a) (i) Fifteen Million Dollars ($15,000,000) less (ii) the Indemnity Escrow Amount less (iii) the Working Capital Escrow Amount, multiplied by (b) the Stockholder Percentage.

“Agreement” means this Agreement and Plan of Merger, as it may be amended from time to time.

“Allocation Statement” has the meaning set forth in Section 2.6(c).

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Auditor” has the meaning set forth in Section 2.8(b).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Cap” has the meaning set forth in Section 8.2(c)(ii).

“Capital Stock” means, collectively, the Common Stock and the Preferred Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.

“Cash” means cash, cash equivalents, and marketable securities.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Charter” means the Amended and Restated Certificate of Incorporation of the Company.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means all Cash held by the Company as of 11:59 P.M. on the date immediately prior to the Closing Date, determined on a consolidated basis in accordance with GAAP; provided that “Closing Cash” shall be (a) increased by the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company as of such time, to the extent that such deposits or other payments have reduced Closing Net Working Capital, (b) reduced by the amount of any outstanding checks or other payments issued by the Company but not yet deducted from the bank accounts of the Company as of such time, to the extent that such checks or other payments have increased Closing Net Working Capital, and (c) calculated net of any amounts overdrawn from the bank accounts of the Company as of such time.

“Closing Consideration” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Statement” has the meaning set forth in Section 2.6(b).

“Closing Net Working Capital” means (a) the sum of the total consolidated current assets of the Company minus (b) the sum of the total consolidated current liabilities of the Company, in each case, as of 11:59 P.M. on the date immediately prior to the Closing Date as calculated in accordance with GAAP applied on a basis consistent with prior periods; provided that “Closing Net Working Capital” shall exclude Cash, Tax assets, Tax liabilities, prepaid materials, customer deposits, and warranty reserves of the Company.

“COBRA” means the continuation coverage requirements implemented by the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state or local Law.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means non-customized, off-the-shelf, commercially-available Software licensed for internal use (and not licensed or sublicensed to third parties) by the Company in connection with the Company’s business with annual royalty, license, maintenance, support and other fees of $100,000 or less.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Data” has the meaning set forth in Section 3.12(n).

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Company Employment Contracts” has the meaning set forth in Section 3.17(d).

“Company Intellectual Property” means all Intellectual Property that is owned or controlled by the Company.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) used (whether owned by the Company or licensed, purchased or subscribed from third-party service providers) by or for the operation of the Company’s business.

“Company Products” means all Software products and related services of the Company that are currently or previously offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company for its customers for a fee.  Company Products include products that are currently under development by the Company.

“Company Site” has the meaning set forth in Section 3.12(m).

“Consent Holdback Amount” means, with respect to a given Third Party Approval or Novation set forth on Section 1.1(a) of the Company Disclosure Schedule, the amount set forth opposite such Third Party Approval or Novation, as applicable, on Section 1.1(a) of the Company Disclosure Schedule under the heading “Holdback Amount”.

“Consultant” means all Persons who are or have been engaged as consultants by the Company or who otherwise provide services to the Company under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Cooperative Agreement” means the Cooperative Agreement, dated August 1, 2018, by and between the Company and the U.S. Department of Energy.

“Copyrights” means copyrights and works of authorship (registered or otherwise), whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing and all rights therein provided by multinational treaties or conventions.

“COVID-19” means coronavirus disease or any mutation, derivation, or evolution thereof.

“Current Government Contract” means all Government Contracts for which the period of performance has not yet expired or terminated, or for which final payment has not yet been received.

“Customer Data” means all data, meta data, information or other content (a) transmitted or otherwise made available to the Company by users or customers of the Company Products or Company Sites or collected in the course of business of the Company or (b) that is owned by users or customers of Company Products and stored, transmitted, used or hosted by or on behalf of the Company.

“Deductible” has the meaning set forth in Section 8.2(c)(i).

“DGCL” has the meaning set forth in the Recitals.

“Dispute Resolution Submission” has the meaning set forth in Section 2.8(b).

“Disputed Line Item” has the meaning set forth in Section 2.8(b).

“Disqualified Individual” has the meaning set forth in Section 5.13.

“Dissenting Shares” has the meaning set forth in Section 2.9(a).

“Earnout Consideration” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Earnout Auditor” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, environmental impacts on human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

“Equity Securities” means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of any Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Company within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company within the meaning of Code Sections 414(m) or (o).

“Escrow Agent” has the meaning set forth in Section 7.1(h).

“Escrow Agreement” has the meaning set forth in Section 7.1(h).

“Estimated Closing Cash” has the meaning set forth in Section 2.6(b).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.6(b).

“Excess Amount” has the meaning set forth in Section 2.8(d).

“Excluded Shares” has the meaning set forth in Section 2.5(b)(viii).

“Expiration Date” has the meaning set forth in Section 8.1.

“FAR” has the meaning set forth in Section 3.29(d).

“FCPA” has the meaning set forth in Section 3.14(c).

“Final Closing Cash” means the amount of Closing Cash as finally determined pursuant to Section 2.8.

“Final Closing Consideration” has the meaning set forth in Section 2.8(a).

“Final Closing Net Working Capital” means the amount of Closing Net Working Capital as finally determined pursuant to Section 2.8.

“Final Determination Date” means the date upon which the Final Closing Cash and Final Closing Net Working Capital become final and binding on Parent and the Securityholders’ Representative pursuant to Section 2.8.

“Final Statement” means the Preliminary Statement, as adjusted to reflect the final determination of Final Closing Cash and Final Closing Net Working Capital in accordance with Section 2.8.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Financing Documents” has the meaning set forth in Section 7.1(i).

“Fully Diluted Share Number” means the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time after giving effect to the conversion of all then-outstanding shares of Preferred Stock and In-the-Money Options.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Government Bid” means any quotation, bid or proposal that, if accepted or awarded, would result in the award of a Government Contract.

“Government Contract” means any Contract between the Company and (i) the U.S. Government or any Governmental Authority, (ii) any prime contractor of the U.S. Government or any Governmental Authority or (iii) any subcontractor (at any tier) with respect to any Contract described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Growth Capital” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

“In-the-Money Option” means any Option other than an Out-of-Money Option.

“Income Tax Return” means a Tax Return in connection with Income Taxes.

“Income Taxes” means all federal, state, local and foreign (a) Taxes that are based on or measured by income (or that include as one of their alternative bases a Tax based on or measured by income), and (b) franchise or gross receipts Taxes.

“Indebtedness” means, without duplication, all obligations and indebtedness of the Company (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) evidenced by a note, bond, debenture or similar instrument (including any interest rate swaps, collars, caps and similar hedging obligations), (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker’s acceptances, performance bonds, surety bonds or similar credit transactions, (e) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (f) for interest on any of the foregoing and/or (g) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing; provided that “Indebtedness” shall exclude accounts payable to trade creditors, accrued expenses, and deferred revenues, in each case to the extent arising in the ordinary course of business consistent with past practice and included in the calculation of Closing Net Working Capital.

“Indemnitee” has the meaning set forth in Section 8.2(d)(i).

“Indemnitor” has the meaning set forth in Section 8.2(d)(i).

“Indemnity Escrow Account” has the meaning set forth in Section 2.6(d)(i).

“Indemnity Escrow Amount” means $5,000,000.

“Insurance Policies” has the meaning in Section 3.21.

“Integrated Transaction” has the meaning set forth in the Recitals.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: Copyrights; Patents; Trademarks; Trade Secrets; internet domain names and social media accounts or user names (including “handles”, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; Software; rights of publicity; and all other intellectual or industrial property and proprietary rights.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(a).

“International Trade Laws and Regulations” means all applicable Laws concerning the importation of merchandise, the export or re-export of products, services and/or technology, the terms and conduct of international transactions, the making or receiving international payments and/or the authorization to hold an ownership interest in a business located in a country other than the United States, including the Tariff Act of 1930 as amended and other Laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act,

the International Traffic in Arms Regulations, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, Laws of the United States and other countries implementing the United States Mexico Canada Agreement, antidumping and countervailing duty Laws, Laws by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, Laws by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other Laws adopted by the Governmental Authorities or agencies of other countries relating to the same subject matter as the United States Laws described above.

“Inventory” has the meaning set forth in Section 3.27.

“IRS” means the Internal Revenue Service.

“ITM Exercise Price” means the aggregate amount of the exercise prices of all In-the-Money Options that are outstanding and unexercised immediately prior to the Effective Time.

“Knowledge of the Company” means the actual knowledge of any of the following personnel of the Company, after reasonable inquiry and investigation: Michael Masquelier and Michael Dominici.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, or rules with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.11.

“Letter of Transmittal” has the meaning set forth in Section 2.7(a).

“Level 1 2021 Earnout Consideration” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Level 1 2022 Earnout Consideration” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Level 1 Target” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Level 2 Earnout” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Level 2 Earnout Consideration” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Level 2 Target” has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Liability” means, with respect to any Person, any and all liabilities, claims, debts, obligations and commitments of whatever nature of such Person of any kind, character or description, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whenever or however arising (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any use rights or interests granted by any other Person.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Litigation” has the meaning set forth in Section 3.16.

“LLC Sub” has the meaning set forth in the Recitals.

“LLC Sub Merger” has the meaning set forth in the Recitals.

“LLC Sub Merger Agreement” has the meaning set forth in the Recitals.

“Loss” or “Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means, with respect to a given Person, (a) a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, results of operation or prospects of the Person and its Subsidiaries taken as a whole; provided, that any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (i) conditions affecting generally the United States economy, including the financial, credit, or securities markets, (ii) acts of terrorism, armed hostilities or war, (iii) any change in Law or GAAP, or the interpretation thereof, (iv) the public announcement of this Agreement and the Contemplated Transactions, (v) any failure by such Person and its Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood and agreed that the circumstances underlying any such failure may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), (vi) natural disasters, pandemics or acts of God, or (vii) fluctuations in the trading price of shares of the capital stock of such Person (it being understood and agreed that the circumstances underlying any such fluctuations may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), except, in the case of clauses (i), (ii), and (vi), to the extent (and only to the extent) that such Person and its Subsidiaries are materially disproportionately impacted, or would reasonably be expected to be materially disproportionately impacted, by such events in comparison to others in the industry in which such Person and its Subsidiaries operate or (b) an event that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Contemplated Transactions or the performance by such Person, its Subsidiaries and their respective equityholders of any of their material obligations under this Agreement or the Ancillary Documents.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) the Closing Consideration, plus (b) the consideration that the Securityholders become entitled to receive pursuant to Section 2.8 in respect of the Shortfall Amount (if any), plus (c) that portion (if any) of the Working Capital Escrow Amount that the Securityholders become entitled to receive pursuant to Section 2.8, plus (d) that portion (if any) of the Indemnity Escrow Amount that the Securityholders become entitled to receive pursuant to Section 8.3, (e) that portion (if any) of the Aggregate Consent Holdback Amount that the Securityholders become entitled to receive pursuant to Section 5.3(b), plus (f) the Earnout Consideration that the Securityholders become entitled to receive pursuant to Section 1.1(b) of the Company Disclosure Schedule.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.5(a).

“Most Recent Financial Statements” has the meaning set forth in Section 3.6(a).

“Most Recent Unaudited Balance Sheet” has the meaning set forth in Section 3.24.

“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Nasdaq” means the National Market System of the National Association of Securities Dealers Automated Quotations System.

“NDA” has the meaning set forth in Section 5.5.

“Novation(s)” has the meaning set forth in Section 5.3(a).

“Objections Statement” has the meaning set forth in Section 2.8(b).

“OCI” has the meaning set forth in Section 3.29(n).

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General

Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Option” means an option to purchase shares of Capital Stock.

“Option Cancellation Agreement” has the meaning set forth in Section 2.7(c).

“Option Closing Consideration” means, with respect to each share of Common Stock underlying each In-the-Money Option outstanding immediately prior to the Effective Time, an amount, rounded to four decimal places, equal to (a) the Per Share Common Closing Consideration less (b) the exercise price per share of Common Stock issuable upon exercise of such In-the-Money Option.

“Option Consideration” means, with respect to each share of Common Stock underlying each In-the-Money Option outstanding immediately prior to the Effective Time, an amount, rounded to four decimal places, equal to (a) the Option Closing Consideration, (b) the right to receive the Per Share Shortfall Consideration (if any), as and when payable in accordance with the terms of this Agreement, (c) the right to receive the Per Share Working Capital Escrow Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, (d) the right to receive the Per Share Indemnity Escrow Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, (e) the right to receive the Per Share Consent Holdback Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, and (f) the right to receive the Per Share Earnout Consideration (if any), as and when payable in accordance with the terms of this Agreement.

“Optionholder” means any holder of any Options outstanding immediately prior to the Effective Time.

“Optionholder Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is equal to the aggregate amount of Option Closing Consideration payable to the Optionholders pursuant to Section 2.5(c) and (b) the denominator of which is equal to the sum of (i) the aggregate amount of Per Share Closing Consideration payable to the Stockholders pursuant to Section 2.5(b) plus (ii) the aggregate amount of Option Closing Consideration payable to the Optionholders pursuant to Section 2.5(c).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Out-of-Money Option” means an Option having an exercise price per share of Common Stock issuable upon exercise of such Option greater than or equal to the Per Share Common Closing Consideration, calculated for this purpose as if all Options were included in the calculations of ITM Exercise Price and Fully Diluted Share Number.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share

“Parent Financial Statements” has the meaning set forth in Section 4.8.

“Parent Indemnitees” has the meaning set forth in Section 8.2(a).

“Parent Plans” has the meaning set forth in Section 5.12(b).

“Patents” means United States and foreign issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations or otherwise resulting from any post grant review, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

“Payroll Provider” has the meaning set forth in Section 2.7(c)(i).

“PCBs” has the meaning set forth in the definition of “Hazardous Materials.”

“Pending Claim” has the meaning set forth in Section 8.3(b).

“Per Share Closing Consideration” means, as the context requires, the Per Share Common Closing Consideration, the Per Share Series Seed Closing Consideration, the Per Share Series A Closing Consideration, the Per Share Series A1 Closing Consideration, the Per Share Series A’ Closing Consideration, the Per Share Series AA Closing Consideration, and/or the Per Share Series AAA Closing Consideration.

“Per Share Common Closing Consideration” means the quotient obtained by dividing (i) the Closing Consideration minus the Total Liquidation Preference by (ii) the Fully Diluted Share Number.

“Per Share Common Merger Consideration” means an amount, rounded to four decimal places, equal to (a) the Per Share Common Closing Consideration, (b) the right to receive the Per Share Shortfall Consideration (if any), as and when payable in accordance with the terms of this Agreement, (c) the right to receive the Per Share Working Capital Escrow Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, (d) the right to receive the Per Share Indemnity Escrow Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, (e) the right to receive the Per Share Consent Holdback Consideration (if any), as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, and (f) the right to receive the Per Share Earnout Consideration (if any), as and when payable in accordance with the terms of this Agreement.

“Per Share Consent Holdback Consideration” means, with respect to any Consent Holdback Amount that becomes payable to the Securityholders pursuant to Section 5.3(b), an amount, rounded to four decimal places and payable in shares of Parent Common Stock as set forth in Section 5.3(b), equal to (a) such Consent Holdback Amount divided by (b) the Fully Diluted Share Number.

“Per Share Earnout Consideration” means, with respect to any Earnout Consideration that becomes payable to the Securityholders pursuant to Section 1.1(b) of the Company Disclosure Schedule, an amount, rounded to four decimal places and payable partially in cash and partially in shares of Parent Common Stock as set forth in clause (f) of Section 1.1(b) of the Company Disclosure Schedule, equal to (a) the amount of such Earnout Consideration divided by (b) the Fully Diluted Share Number.

“Per Share Indemnity Escrow Consideration” means, with respect to any amount released from time to time from the Indemnity Escrow Account for distribution to the Securityholders pursuant to Section 8.3, an amount, rounded to four decimal places and payable in cash, equal to (a) such amount so released divided by (b) the Fully Diluted Share Number.

“Per Share Merger Consideration” means, as the context requires, the Per Share Common Merger Consideration, the Per Share Series Seed Merger Consideration, the Per Share Series A Merger Consideration, the Per Share Series A1 Merger Consideration, the Per Share Series A’ Merger Consideration, the Per Share Series AA Merger Consideration, and/or the Per Share Series AAA Merger Consideration.

“Per Share Series Seed Closing Consideration” means an amount, rounded to four decimal places, equal to the Series Seed Preference Per Share plus the Per Share Common Closing Consideration.

“Per Share Series Seed Merger Consideration” means an amount, rounded to four decimal places, equal to the Series Seed Preference Per Share plus the Per Share Common Merger Consideration.

“Per Share Series A Closing Consideration” means an amount, rounded to four decimal places, equal to the Series A Preference Per Share plus the Per Share Common Closing Consideration.

“Per Share Series A Merger Consideration” means an amount, rounded to four decimal places, equal to the Series A Preference Per Share plus the Per Share Common Merger Consideration.

“Per Share Series A1 Closing Consideration” means an amount, rounded to four decimal places, equal to the Series A1 Preference Per Share plus the Per Share Common Closing Consideration.

“Per Share Series A1 Merger Consideration” means an amount, rounded to four decimal places, equal to the Series A1 Preference Per Share plus the Per Share Common Merger Consideration.

“Per Share Series A’ Closing Consideration” means an amount, rounded to four decimal places, equal to the Series A’ Preference Per Share plus the Per Share Common Closing Consideration.

“Per Share Series A’ Merger Consideration” means an amount, rounded to four decimal places, equal to the Series A’ Preference Per Share plus the Per Share Common Merger Consideration.

“Per Share Series AA Closing Consideration” means an amount, rounded to four decimal places, equal to the Series AA Preference Per Share plus the Per Share Common Closing Consideration.

“Per Share Series AA Merger Consideration” means an amount, rounded to four decimal places, equal to the Series AA Preference Per Share plus the Per Share Common Merger Consideration.

“Per Share Series AAA Closing Consideration” means an amount, rounded to four decimal places, equal to the Series AAA Preference Per Share plus the Per Share Common Closing Consideration.

“Per Share Series AAA Merger Consideration” means an amount, rounded to four decimal places, equal to the Series AAA Preference Per Share plus the Per Share Common Merger Consideration.

“Per Share Shortfall Consideration” means an amount, rounded to four decimal places and payable in shares of Parent Common Stock, equal to (a) the Shortfall Amount divided by (b) the Fully Diluted Share Number.

“Per Share Working Capital Escrow Consideration” means, with respect to any amount released from the Working Capital Escrow Account for distribution to the Securityholders pursuant to Section 2.8(c) or Section 2.8(d), an amount, rounded to four decimal places and payable in cash, equal to (a) such amount so released divided by (b) the Fully Diluted Share Number.

“Permits” has the meaning set forth in Section 3.14(b).

“Permitted Lien” shall mean any (i) Lien in respect of current Taxes not yet due and owing, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personally Identifiable Information” means any information that alone or in combination with other information held by or on behalf of the Company can be used to specifically identify a Person, including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as personally identifiable information under applicable Laws.

“Personnel” has the meaning set forth in Section 3.17(a).

“Plan” or “Plans” has the meaning set forth in Section 3.19(a).

“PPP Loan” means the Paycheck Protection Program Promissory Note and Agreement by and between Wells Fargo Bank, N.A. and the Company dated May 3, 2020.

“Preferred Stock” means, collectively, the Series Seed Preferred Stock, the Series A Preferred Stock, the Series A1 Preferred Stock, the Series A’ Preferred Stock, the Series AA Preferred Stock, and the Series AAA Preferred Stock.

“Preliminary Statement” has the meaning set forth in Section 2.8(a).

“Pre-Closing Date Share” means (a) with respect to any Income Tax liability for a Straddle Period, the amount that would be due for the portion of the tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in the Straddle Period on or before the Closing Date divided by (y) the total number of days in the Straddle Period.

“Pre-Closing Taxes” means (a) all Taxes of the Company with respect to taxable periods ending on or before the Closing Date, (b) the Pre-Closing Date Share of all Taxes of the Company with respect to Straddle Periods, (c) all Transfer Taxes; (d) any Liabilities of the Company for Taxes of another Person (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of the Company (or any predecessor) having been a member of a consolidated, combined or similar Tax group at any time prior to Closing or, (2) as a transferee or successor, where such status arose prior to Closing; (e) any Taxes, including employment, payroll or other Taxes with respect to compensatory payments paid in connection with the Closing; (f) any and all Taxes of the Company required to be paid after the Closing Date under any Tax Sharing Agreement to which the Company was obligated, or was a party, on or prior to the Closing Date; and (g) any and all Taxes of the Company (including Taxes arising in a taxable period (or portion thereof) beginning after the Closing) attributable to the denial, reversal or similar treatment of any deductions (other than any deductions arising from the payment of expenses after the Closing Date) that were funded using proceeds of a Paycheck Protection Program loan that subsequently was forgiven, discharged or cancelled.

“Privacy and Security Requirements” has the meaning set forth in Section 3.12(m).

“Privacy Policy” means any external or internal past or present published privacy policy of the Company, including any policy relating to (a) the privacy of users of any Company Product or of any Company Site, (b) the collection, storage, disclosure, and transfer of any Customer Data or Personally Identifiable Information, or (c) any employee information.

“RCAs” has the meaning set forth in Section 7.1(d).

“Real Property Leases” has the meaning set forth in Section 3.11.

“Regulatory Approvals” has the meaning set forth in Section 5.3(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees and authorized agents.

“Retention Plan” has the meaning set forth in Section 5.11.

“SEC” has the meaning set forth in Section 4.8.

“SEC Documents” has the meaning set forth in Section 4.8.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means each Stockholder, each holder of In-the-Money Options, and each Warrantholder.

“Securityholder Indemnitees” has the meaning set forth in Section 8.2(b).

“Securityholders’ Representative” has the meaning set forth in Section 10.1(a).

“Series A Preference” means an amount equal to (a) the aggregate number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Date multiplied by (b) the Series A Preference Per Share.

“Series A Preference Per Share” means an amount equal to the sum of (a) $0.16043 plus (b) the aggregate amount of all declared but unpaid dividends on a share of Series A Preferred Stock plus (c) the aggregate amount of all accrued but unpaid Series Preferred Dividends (as such term is defined in the Charter) on a share of Series A Preferred Stock.

“Series A Preferred Stock” means the Series A preferred stock of the Company, par value $0.0001 per share.

“Series A1 Preference” means an amount equal to (a) the aggregate number of shares of Series A1 Preferred Stock issued and outstanding immediately prior to the Effective Date multiplied by (b) the Series A1 Preference Per Share.

“Series A1 Preference Per Share” means an amount equal to the sum of (a) $0.08215 plus (b) the aggregate amount of all declared but unpaid dividends on a share of Series A1 Preferred Stock plus (c) the aggregate amount of all accrued but unpaid Series Preferred Dividends (as such term is defined in the Charter) on a share of Series A1 Preferred Stock.

“Series A1 Preferred Stock” means the Series A1 preferred stock of the Company, par value $0.0001 per share.

“Series A’ Preference” means an amount equal to (a) the aggregate number of shares of Series A’ Preferred Stock issued and outstanding immediately prior to the Effective Date multiplied by (b) the Series A’ Preference Per Share.

“Series A’ Preference Per Share” means an amount equal to the sum of (a) $0.05604 plus (b) the aggregate amount of all declared but unpaid dividends on a share of Series A’ Preferred Stock plus (c) the aggregate amount of all accrued but unpaid Series Preferred Dividends (as such term is defined in the Charter) on a share of Series A’ Preferred Stock.

“Series A’ Preferred Stock” means the Series A’ preferred stock of the Company, par value $0.0001 per share.

“Series AA Preference” means an amount equal to (a) the aggregate number of shares of Series AA Preferred Stock issued and outstanding immediately prior to the Effective Date multiplied by (b) the Series AA Preference Per Share.

“Series AA Preference Per Share” means an amount equal to the sum of (a) $0.03 plus (b) the aggregate amount of all declared but unpaid dividends on a share of Series AA Preferred Stock plus (c) the aggregate amount of all accrued but unpaid Series Preferred Dividends (as such term is defined in the Charter) on a share of Series AA Preferred Stock.

“Series AA Preferred Stock” means the Series AA preferred stock of the Company, par value $0.0001 per share.

“Series AAA Preference” means an amount equal to (a) the aggregate number of shares of Series AAA Preferred Stock issued and outstanding immediately prior to the Effective Date multiplied by (b) the Series AAA Preference Per Share.

“Series AAA Preference Per Share” means an amount equal to the sum of (a) $0.02 plus (b) the aggregate amount of all declared but unpaid dividends on a share of Series AAA Preferred Stock plus (c) the aggregate amount of all accrued but unpaid Series Preferred Dividends (as such term is defined in the Charter) on a share of Series AAA Preferred Stock.

“Series AAA Preferred Stock” means the Series AAA preferred stock of the Company, par value $0.0001 per share.

“Series Seed Preference” means an amount equal to (a) the aggregate number of shares of Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Date multiplied by (b) the Series Seed Preference Per Share.

“Series Seed Preference Per Share” means an amount equal to the sum of (a) $0.11710 plus (b) the aggregate amount of all declared but unpaid dividends on a share of Series Seed Preferred Stock plus (c) the aggregate amount of all accrued but unpaid Series Preferred Dividends (as such term is defined in the Charter) on a share of Series Seed Preferred Stock.

“Series Seed Preferred Stock” means the Series Seed preferred stock of the Company, par value $0.0001 per share.

“Shortfall Amount” has the meaning set forth in Section 2.8(c).

“Software” means computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Specified Proceeding” has the meaning set forth in Section 5.4(g).

“Stock Certificate” means a certificate or certificates, or an instrument or instruments, which immediately prior to the Effective Time represented outstanding shares of Capital Stock.

“Stock Consideration” means the shares of Parent Common Stock issued to the Securityholders pursuant to this Agreement.

“Stock Option Plan” means the Wireless Advanced Vehicle Electrification, Inc., Amended and Restated 2011 Equity Incentive Plan.

“Stockholder(s)” means the holders of shares of Common Stock and/or shares of Preferred Stock.

“Stockholder Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is equal to the aggregate amount of Per Share Closing Consideration payable to the Stockholders pursuant to Section 2.5(b) and (b) the denominator of which is equal to the sum of (i) the aggregate amount of Per Share Closing Consideration payable to the Stockholders pursuant to Section 2.5(b) plus (ii) the aggregate amount of Option Closing Consideration payable to the Optionholders pursuant to Section 2.5(c).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.2(a).  For the avoidance of doubt, from and after the consummation of the LLC Sub Merger, the term “Surviving Corporation” as used herein shall mean LLC Sub as the surviving entity in the LLC Sub Merger.

“Target Net Working Capital” means Seven Hundred Thousand Dollars ($700,000).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, alternative minimum add-on minimum, environmental, customs duty,

capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, escheat, social security, unemployment, payroll, license, employee, withholding, excise production, value added, occupancy, transfer, real property gains, value added, excise, occupation, customs, duties, documentary, registration and other taxes, duties or assessments in the nature of a tax imposed by a Governmental Authority, together with all interest, penalties or additions to tax attributable to such taxes and any Liability for Taxes of another Person by Contract (including any Tax Sharing Agreement), as a transferee or successor, or under § 1.1502-6 of the Treasury Regulations or analogous state, local or foreign Law, or otherwise, whether disputed or not.

“Tax Contest” shall mean any audit, hearing, examination, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means any report, return, statement, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed by the Company with a Taxing Authority in connection with any Taxes and any amendment thereto.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Approvals” has the meaning set forth in Section 5.3(a).

“Top Customers” has the meaning set forth in Section 3.23(a).

“Top Suppliers” has the meaning set forth in Section 3.23(b).

“Total Liquidation Preference” means an amount equal to the sum of (a) the Series Seed Preference, (b) the Series A Preference, (c) the Series A1 Preference, (d) the Series A’ Preference, (e) the Series AA Preference, and (f) the Series AAA Preference.

“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.

“Trading Day” means a day on which Nasdaq is open for the transaction of business.

“Trademarks” means trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Transaction Expenses” means all fees, costs and expenses incurred or to be paid, whether prior to or after the Closing, by the Company in connection with, arising from or relating to the Contemplated Transactions, including (a) fees and disbursements of counsel, financial advisors, Consultants and accountants, (b) filing fees and expenses incurred by the Company in connection with any filing by the Company with a Governmental Authority, and (c) any severance, change-in-control, termination, retention, sale bonus, incentive or similar amounts or benefits payable or due to any current or former employee, director or independent consultant of the Company as a result of or in connection with the Contemplated Transactions, together with the employer portion of any applicable payroll Taxes owed with respect to the foregoing; provided that “Transaction Expenses” shall not include any amounts payable pursuant to the Retention Plan.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Unobtained Consents” means, collectively, the Third Party Approvals and Novations set forth on Section 1.1(a) of the Company Disclosure Schedule that have not been obtained prior to the Closing.

“VWAP” means, with respect to a given date, the volume weighted average price for a share of Parent Common Stock on the principal United States securities exchange on which such security is traded (which is currently Nasdaq) during the twenty (20)-day period ending at 4:00 p.m. New York time (or such other time as such exchange publicly announces is the official close of trading) on such date.

“Warrantholder(s)” means the holders of Warrants.

“Warrants” means all outstanding warrants to purchase shares of Series A1 Preferred Stock.

“Working Capital Escrow Account” has the meaning set forth in Section 2.6(d)(i).

“Working Capital Escrow Amount” means Seventy Thousand Dollars ($70,000).

1.2.Rules of Construction.

Unless the context otherwise requires (a) a capitalized term has the meaning assigned to it, (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, (c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be, (d) references to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified, (e) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof, (f) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted, (g) all monetary figures shall be in United States dollars unless otherwise specified, (h) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified, and (i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”  The phrases “has provided,” “made available,” “delivered” “furnished to” or similar phrases used in this Agreement mean that, for any document, the subject document was posted to the data room maintained by the Company and available to Parent and its Representatives in connection with transactions contemplated by this Agreement prior to 5:00 p.m. Eastern Time at least two (2) Business Days prior to the date of this Agreement, and remained accessible to the Parent and its Representatives from the time of posting through the Closing Date.

ARTICLE II

The Merger

2.1.Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place remotely via the electronic exchange of signature pages and closing deliverables at 10:00 A.M. local time on the third (3rd) Business Day immediately following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date or at such other time as Parent and the Securityholders’ Representative may otherwise agree.  The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2.The Merger.

(a)Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

(b)The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed on the Closing Date as soon as practicable following the Closing.

(c)From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation.  For the avoidance of doubt, all references herein to the Company relating to the period following the Closing shall be deemed to refer to the Surviving Corporation.

2.3.Certificate of Incorporation and Bylaws

At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub shall be the certificate of incorporation and the bylaws, respectively, of the Surviving Corporation (except that the name of the corporation shall be the name of the Company) until thereafter amended in accordance with the DGCL.

2.4.Directors and Officers.

Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the directors of the Company serving in such capacity immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the officers of the Company serving in such capacity immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

2.5.Conversion of Shares.

(a)At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of common stock, par value $0.0001 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.  As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefore as provided herein, without interest.  After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b)At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(i)each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares that are Dissenting Shares or Excluded Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive the Per Share Common Merger Consideration;

(ii)each share of Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares that are Dissenting Shares or Excluded Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive the Per Share Series Seed Merger Consideration;

(iii)each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares that are Dissenting Shares or Excluded Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive the Per Share Series A Merger Consideration;

(iv)each share of Series A1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares that are Dissenting Shares or Excluded Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive the Per Share Series A1 Merger Consideration;

(v)each share of Series A’ Stock issued and outstanding immediately prior to the Effective Time (other than shares that are Dissenting Shares or Excluded Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive the Per Share Series A’ Merger Consideration;

(vi)each share of Series AA Stock issued and outstanding immediately prior to the Effective Time (other than shares that are Dissenting Shares or Excluded Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive the Per Share Series AA Merger Consideration;

(vii)each share of Series AAA Stock issued and outstanding immediately prior to the Effective Time (other than shares that are Dissenting Shares or Excluded Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive the Per Share Series AAA Merger Consideration;

(viii)each share of Capital Stock issued and outstanding immediately prior to the Effective Time held by the Company (the “Excluded Shares”) shall be cancelled and extinguished as of the Effective Time and no consideration will be delivered or deliverable in exchange therefor; and

(ix)each share of Capital Stock that is authorized but unissued immediately prior to the Effective Time (including those held in the treasury of the Company) shall be cancelled and extinguished.

Each share of Capital Stock to be converted into the right to receive the applicable Per Share Merger Consideration as provided in this Section 2.5(b) shall be automatically cancelled and shall cease to exist, and the holders of Stock Certificates which immediately prior to the Effective Time represented such Capital Stock shall cease to have any rights with respect to such Capital Stock other than the right to receive, upon surrender of such Stock Certificates in accordance with Section 2.7, the applicable Per Share Merger Consideration.

(c)At the Effective Time, each Option shall vest in full immediately prior to the Effective Time and, by virtue of the Merger and without any action on the part of any party,

each Option issued, outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled and extinguished and each Optionholder shall cease to have any rights with respect thereto other than the right to receive, solely with respect to In-the-Money Options, consideration equal to (i) the Option Consideration multiplied by (ii) the number of shares of Common Stock underlying each In-the-Money Option.  For the avoidance of doubt, all Out-of-Money Options shall be cancelled and shall not have any right to receive any consideration in respect thereof.  The board of directors of the Company has adopted all resolutions and taken all actions necessary to effectuate the provisions of this Section 2.5(c) and cause the Stock Option Plan to terminate at or prior to the Effective Time.

(d)At the Effective Time, each Warrant shall, pursuant to its terms, be cancelled and extinguished and shall not have any right to receive any consideration in respect thereof.  The Company shall comply with all provisions of the Warrants applicable to the transactions contemplated hereby, including the provision of any notices to the holders of such Warrants as required therein.

(e)From and after the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no further registration of transfers on the ledgers of the Surviving Corporation of any shares of Capital Stock.  If, after the Effective Time, Stock Certificates formerly representing shares of Capital Stock are presented to the Surviving Corporation or the Securityholders’ Representative, they shall be surrendered and canceled as provided in this Article II.

(f)Notwithstanding anything herein to the contrary, if, at the time that any portion of the Consideration becomes payable to the Securityholders pursuant to this Agreement (any such portion, a “Consideration Payment”), the Stockholders shall not have collectively received pursuant to this Agreement an aggregate amount of Consideration (inclusive of such Consideration Payment) equal to the Total Liquidation Preference, then the amount of such Consideration Payment shall be delivered to the Securityholders’ Representative for further distribution to the Stockholders in accordance with the Charter.

2.6.Closing Consideration.

(a)The aggregate consideration to be received by the Securityholders in exchange for the Capital Stock and In-the-Money Options at the Closing (the “Closing Consideration”) shall be equal to (i) Fifty Million Dollars ($50,000,000), plus (ii) the ITM Exercise Price, plus (iii) Estimated Closing Cash, plus (iv) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, less (v) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital, less (vi) the Indemnity Escrow Amount, less (vii) the Working Capital Escrow Amount, less (viii) the Aggregate Consent Holdback Amount.

(b)At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement, certified by the chief executive officer of the Company, setting forth (i) the Company’s good faith estimates of Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and Closing Cash (the “Estimated Closing Cash”), together with reasonable supporting documentation, and (ii) a calculation of the Closing Consideration based upon such estimates (the “Closing Date Statement”).  Parent shall have the opportunity to review all materials and information used by the Company and its Affiliates and Representatives in preparing such estimate, and the Company shall make available such personnel as are reasonably necessary to assist Parent in its review of the Closing Date Statement.

(c)On the date that is three (3) days prior to the Closing, the Company shall deliver to Parent a statement (the “Allocation Statement”) that sets forth a detailed breakdown of all amounts payable at the Closing pursuant to this Article II (and in accordance with the terms of this Agreement), including:

(i)the names and addresses of each Securityholder;

(ii)the number of shares of Common Stock and of Preferred Stock held by each Stockholder as of immediately prior to the Effective Time;

(iii)the number of Options held by each Optionholder as of immediately prior to the Effective Time, together with the exercise price of each such Option, the number of shares of Common Stock subject to each such Option, and an indication of whether such Option is an In-the-Money Option or an Out-of-Money Option;

(iv)the number of Warrants held by each Warrantholder as of immediately prior to the Effective Time, together with the exercise price of each such Warrant and the number of shares of Series A Preferred Stock subject to each such Warrant;

(v)the Fully Diluted Share Number;

(vi)the Series Seed Preference Per Share, the Series A Preference Per Share, the Series A1 Preference Per Share, the Series A’ Preference Per Share, the Series AA Preference Per Share, and the Series AAA Preference Per Share;

(vii)the Series Seed Preference, the Series A Preference, the Series A1 Preference, the Series A’ Preference, the Series AA Preference, and the Series AAA Preference, and the Total Liquidation Preference resulting therefrom;

(viii)the Per Share Common Closing Consideration, the Per Share Series Seed Closing Consideration, the Per Share Series A Closing Consideration, the Per Share Series A1 Closing Consideration, the Per Share Series A’ Closing Consideration, the Per Share Series AA Closing Consideration, the Per Share Series AAA Closing Consideration, and the Option Closing Consideration;

(ix)for each Securityholder (x) the portion (expressed in both percentage interest and dollar terms) of the Closing Consideration to be paid to such Securityholder in cash and (y) the portion (expressed in both percentage interest and share quantity terms) of the Closing Consideration to be paid to such Securityholder in shares of Parent Common Stock;

(x)the cash portion of the Option Closing Consideration to be paid by (x) the Payroll Provider pursuant to Section 2.7(c)(i)(x)(A) and (y) the Securityholders’ Representative pursuant to Section 2.7(c)(i)(y);

(xi)the share of each Securityholder, in percentage interest terms, of (w) each Consent Holdback Amount in respect of an Unobtained Consent, (x) the Indemnity Escrow Amount, (y) the Working Capital Escrow Amount, and (z) any Shortfall Amount; and

(xii)the share of each Securityholder, in percentage interest terms and in terms of the portion to be paid in cash and the portion to be paid in shares of Parent Common Stock, of (x) the Level 1 2021 Earnout Consideration, (y) the Level 1 2022 Earnout Consideration, and (z) the Level 2 Earnout Consideration.

The Allocation Statement shall be subject to Parent’s review and approval and shall be certified by the chief executive officer of the Company on behalf of the Company as the complete and accurate calculation of all amounts to be paid by Parent to payees pursuant to this Agreement.

(d)Upon the Effective Time, Parent shall:

(i)deliver, or cause to be delivered, to the Escrow Agent, by wire transfer of immediately available funds, (A) the Indemnity Escrow Amount, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Indemnity Escrow Account”) in order to secure the obligations of the Securityholders pursuant to Article VIII, and (B) the Working Capital Escrow Amount, which shall be held in a segregated account administered by the Escrow Agent in accordance with this Agreement and the Escrow Agreement (the “Working Capital Escrow Account”) in order to secure the obligations of the Securityholders in respect of the post-Closing purchase price adjustment set forth in Section 2.8;

(ii)deliver, or cause to be delivered, to the Securityholders’ Representative, by wire transfer of immediately available funds to an account designated by the Securityholders’ Representative at least three (3) Business Days prior to the Closing Date, for further distribution to the Stockholders in accordance with Section 2.7(a)(i) and the Allocation Schedule, an amount in cash equal to the Aggregate Stockholder Cash Closing Proceeds;

(iii)deliver, or cause to be delivered, to the Securityholders’ Representative or the Payroll Provider, as applicable, in accordance with the Allocation Statement, by wire transfer of immediately available funds to an account designated by the Securityholders’ Representative or Payroll Provider, as applicable, at least three (3) Business Days prior to the Closing Date, for further distribution to the holders of In-the-Money Options in accordance with Section 2.7(c)(i) and the Allocation Schedule, an amount in cash equal to the Aggregate Optionholder Cash Closing Proceeds; and

(iv)deliver, or cause to be delivered, to the Securityholders’ Representative, for further distribution to the Stockholders and the holders of In-the-Money Options in accordance with the Allocation Schedule and Section 2.7(a)(i) and Section 2.7(c)(i), respectively, a number of shares of Parent Common Stock equal to (x) (A) the aggregate amount of Per Share Closing Consideration payable to the Stockholders pursuant to Section 2.5(b), plus (B) the aggregate amount of Option Closing Consideration payable to the Optionholders pursuant to Section 2.5(c), less (C) the amount in cash delivered to the Securityholders’ Representative pursuant to Section 2.6(d)(ii), less (D) the aggregate amount in cash delivered to the

Securityholders’ Representative and the Payroll Provider pursuant to Section 2.6(d)(iii), divided by (y) the VWAP as of the Closing Date.

(e)The Merger Consideration delivered by or at the direction of Parent in exchange for the Stock Certificates, the Options, and the Warrants in accordance with this Article II shall be deemed to be full payment and satisfaction of all rights pertaining to all shares of Capital Stock, all Options, and all Warrants. The parties hereto acknowledge and agree that (i) the delivery to the Securityholders of the Merger Consideration pursuant to this Agreement shall be administered by, and shall be the sole responsibility of, the Securityholders’ Representative and Payroll Provider, as applicable, upon delivery by or at the direction of Parent to the Securityholders’ Representative and Payroll Provider, as applicable, of the Merger Consideration in accordance with the terms of this Agreement, (ii) Parent shall be entitled to rely on the Allocation Statement in delivering Merger Consideration under this Agreement and neither Parent nor the Surviving Corporation shall be responsible for the calculations or the determinations regarding such calculations in the Allocation Statement, and (iii) after delivering, or causing to be delivered, the Merger Consideration to the Securityholders’ Representative or Payroll Provider, as applicable, neither Parent, the Company, Merger Sub, the Surviving Corporation nor any of their respective Affiliates shall have any liability to any Person for the allocation or distribution of the Merger Consideration among the Securityholders.

2.7.Mechanics of Exchange and Surrender.

(a)As soon as practicable after the date of this Agreement, the Securityholders’ Representative shall mail or cause to be mailed to each record Stockholder a letter of transmittal in the form attached hereto as Exhibit A (the “Letter of Transmittal”).  Upon surrender of a Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.7(b)) for cancellation to the Company (if prior to the Closing) or the Surviving Corporation (if after the Closing), or such other agent or agents as may be appointed by Parent, together with a duly completed and validly executed Letter of Transmittal (or, if such surrender occurs prior to the Closing, then upon the Closing), the holder of such Stock Certificate(s) shall be entitled to receive in exchange therefor, the consideration to which such holder is entitled pursuant to Section 2.5(b) for each share of Capital Stock formerly represented by such Stock Certificate(s), and the Stock Certificate(s) so surrendered shall be cancelled.  Until so surrendered in accordance with this Section 2.7, each outstanding Stock Certificate will be deemed for all corporate purposes to evidence only the right to receive the amount of consideration into which such shares of Capital Stock shall be so exchanged.  The Company or the Surviving Corporation, as applicable, shall notify the Securityholders’ Representative promptly following the receipt of a Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.7(b)), together with a duly completed and validly executed Letter of Transmittal.  The Securityholders’ Representative shall pay or deliver, as applicable, to the holder of each such Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.7(b)):

(i)promptly after the later to occur of (x) the Closing and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate amount of Per Share Closing Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Schedule;

(ii)promptly after the later to occur of (x) the Securityholders’ Representative’s receipt of shares of Parent Common Stock in respect of the Shortfall Amount (if any) pursuant to Section 2.8(c) and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Shortfall Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Schedule;

(iii)promptly after the later to occur of (x) the Securityholders’ Representative’s receipt of any amounts released from the Working Capital Escrow Account pursuant to Section 2.8(c) or Section 2.8(d) and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Working Capital Escrow Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Schedule;

(iv)promptly after the later to occur of (x) the Securityholders’ Representative’s receipt of any amounts released from the Indemnity Escrow Account pursuant to Section 8.3 and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Indemnity Escrow Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Schedule;

(v)promptly after the later to occur of (x) the Securityholders’ Representative’s receipt of amounts and shares of Parent Common Stock in respect of Earnout Consideration and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Earnout Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Schedule; and

(vi)promptly after the later to occur of (x) the Securityholders’ Representative’s receipt of shares of Parent Common Stock in respect of a Consent Holdback Amount (if any) pursuant to Section 5.3(b) and (y) the Surviving Corporation’s receipt of such Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal, the aggregate Per Share Consent Holdback Consideration to which such holder is entitled pursuant to Section 2.5(b) and as set forth in the Allocation Schedule.

(b)In the event that any Stock Certificate shall have been lost, stolen or destroyed, in lieu of surrendering such Stock Certificate in accordance with this Agreement, the Stockholder claiming such Stock Certificate to be lost, stolen, or destroyed shall execute and deliver to Parent an affidavit of that fact, together with an indemnity agreement in form and substance reasonably satisfactory to Parent.

(c)As soon as practicable after the date of this Agreement, the Company shall distribute to each holder of outstanding Options an option cancellation agreement, in substantially the form attached hereto as Exhibit B (an “Option Cancellation Agreement”).  The Merger Consideration payable to holders of In-the-Money Options shall be paid as follows:

(i)with respect to the Closing Consideration, (x) for In-the-Money Options held by Persons who are employees of the Company at the time of payment (A) on the first payroll date to occur on or after the later to occur of the Closing and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Surviving Corporation shall cause its current payroll provider (the “Payroll Provider”) to deliver to such holder the cash portion of the aggregate amount of Option Closing Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule and (B) promptly following the later to occur of the Closing and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Securityholders’ Representative shall deliver to such holder the non-cash portion of the aggregate amount of Option Closing Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule, and (y) for In-the-Money Options held by Persons who are not employees of the Company at the time of payment, promptly following the later to occur of the Closing and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Securityholders’ Representative shall deliver to such holder the aggregate amount of Option Closing Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule;

(ii)with respect to the Shortfall Amount, promptly following the later to occur of the Securityholders’ Representative’s receipt of shares of Parent Common Stock in respect of the Shortfall Amount (if any) pursuant to Section 2.8(c) and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from a holder of In-the-Money Options, the Securityholders’ Representative shall deliver to such holder the aggregate amount of Per Share Shortfall Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule;

(iii)with respect to any amounts released from the Working Capital Escrow Account for distribution to the Securityholders pursuant to Section 2.8(c) or Section 2.8(d), (x) for In-the-Money Options held by Persons who are employees of the Company at the time of payment, on the first payroll date to occur on or after the later to occur of the Securityholders’ Representative’s receipt of such amounts and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Surviving Corporation shall cause the Payroll Provider to deliver to such holder the Per Share Working Capital Escrow Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule, and (y) for In-the-Money Options held by Persons who are not employees of the Company at the time of payment, promptly following the later to occur of the Securityholders’ Representative’s receipt of such amounts and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Securityholders’ Representative shall deliver to such holder the aggregate amount of Per Share Working Capital Escrow Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule;

(iv)with respect to any amounts released from the Indemnity Escrow Account for distribution to the Securityholders pursuant to Section 8.3, (x) for In-the-Money Options held by Persons who are employees of the Surviving Corporation or its successor at the time of payment, on the first payroll date to occur on or after the later to occur of the

Securityholders’ Representative’s receipt of such amounts and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Surviving Corporation shall cause the Payroll Provider to deliver to such holder the Per Share Indemnity Escrow Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule, and (y) for In-the-Money Options held by Persons who are not employees of the Surviving Corporation or its successor at the time of payment, promptly following the later to occur of the Securityholders’ Representative’s receipt of such amounts and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Securityholders’ Representative shall deliver to such holder the aggregate amount of Per Share Indemnity Escrow Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule;

(v)with respect to any Earnout Consideration that becomes deliverable to the Securityholders pursuant to Section 1.1(b) of the Company Disclosure Schedule, (x) for In-the-Money Options held by Persons who are employees of the Surviving Corporation or its successor at the time of payment (A) on the first payroll date to occur on or after the later to occur of the Securityholders’ Representative’s receipt of cash and shares Parent Common Stock in respect of such Earnout Consideration pursuant to clause (f) of Section 1.1(b) of the Company Disclosure Schedule and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Surviving Corporation shall cause the Payroll Provider to deliver to such holder the cash portion of the aggregate amount of Per Share Earnout Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule and (B) promptly following the later to occur of the Securityholders’ Representative’s receipt of cash and shares of Parent Common Stock in respect of such Earnout Consideration pursuant to clause (f) of Section 1.1(b) of the Company Disclosure Schedule and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Securityholders’ Representative shall deliver to such holder the non-cash portion of the aggregate amount of the Per Share Earnout Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule, and (y) for In-the-Money Options held by Persons who are not employees of the Surviving Corporation or its successor at the time of payment, promptly following the later to occur of the Securityholders’ Representative’s receipt of cash and shares of Parent Common Stock in respect of such Earnout Consideration pursuant to clause (f) of Section 1.1(b) of the Company Disclosure Schedule and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Securityholders’ Representative shall deliver to such holder the aggregate amount of the Per Share Earnout Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule; and

(vi)with respect to any Consent Holdback Amount that becomes deliverable to the Securityholders pursuant to Section 5.3(b), promptly following the later to occur of the Securityholders’ Representative’s receipt of shares of Parent Common Stock in respect of such Consent Holdback Amount pursuant to Section 5.3(b) and the Surviving Corporation’s receipt of a duly completed and validly executed Option Cancellation Agreement from such a holder, the Securityholders’ Representative shall deliver to such holder the aggregate amount of the Per Share Consent Holdback Consideration to which such holder is entitled pursuant to Section 2.5(c) and as set forth in the Allocation Schedule.

(d)Any portion of the Merger Consideration that remains unclaimed by the Securityholders six (6) months after such portion of the Merger Consideration first becomes payable shall be promptly returned to Parent, and any such Securityholder who has not exchanged Stock Certificates or delivered Option Cancellation Agreements, as applicable, for the Merger Consideration in accordance with this Section 2.7 prior to that time shall thereafter look only to Parent for payment of the applicable portion of the Merger Consideration as set forth in Section 2.5.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Securityholder Representative shall be liable to a holder of shares of Capital Stock or Options for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Merger Consideration remaining unclaimed by Securityholders one (1) year after such Merger Consideration first becomes payable (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Stock Certificate is registered, it shall be a condition to such payment that (i) such Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Securityholders’ Representative any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Stock Certificate or establish to the reasonable satisfaction of the Securityholders’ Representative that such Tax has been paid or is not payable.

(f)Unless otherwise provided herein, no interest shall be paid or shall accrue on any consideration payable or deliverable upon delivery of a Stock Certificate(s) (or affidavits of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal or an Option Cancellation Agreement.

2.8.Purchase Price Adjustment.

(a)As promptly as possible, but in any event within ninety (90) days after the Closing Date, Parent shall deliver to the Securityholders’ Representative a statement (the “Preliminary Statement”) showing the calculation of (i) the Closing Cash and Closing Net Working Capital and (ii) the Closing Consideration substituting the Closing Cash and Closing Net Working Capital as set forth in the Preliminary Statement for the Estimated Closing Cash and Estimated Closing Net Working Capital as set forth in the Closing Date Statement, respectively (the “Final Closing Consideration”).  Each of Parent and the Securityholders’ Representative shall provide the other party and its Representatives with reasonable access to the books and records of the Company and relevant personnel and properties during the preparation of the Preliminary Statement and the resolution of any disputes that may arise under this Section 2.8.

(b)If the Securityholders’ Representative has any objections to the Preliminary Statement, the Securityholders’ Representative shall deliver to Parent a statement setting forth its objections thereto in reasonable detail and with reasonable supporting documentation (an “Objections Statement”).  If an Objections Statement is not delivered to Parent within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto.  Any item or amount as to which no dispute is raised in the Objections Statement shall be final, binding and non-appealable on the parties hereto, unless such item or amount is by its nature adjusted in connection with the matters raised in the Objections Statement.  The Securityholders’ Representative and Parent shall negotiate in good faith to resolve any objections set forth in an Objections Statement, and any resolution agreed to in writing by the Securityholders’ Representative and Parent shall be final and binding upon the parties.  If the Securityholders’ Representative and Parent are unable to reach a resolution of all such objections within fifteen (15) days after the delivery of the Objections Statement, the Securityholders’ Representative and Parent shall submit such dispute to a jointly selected arbiter from a nationally recognized independent public accounting firm (the “Auditor”), who shall be appointed as an expert and not as an arbitrator.  If the Securityholders’ Representative and Parent are unable to agree upon an Auditor, each party shall select a nationally recognized independent public accounting firm and such chosen firms shall mutually agree upon a nationally recognized independent public accounting firm that shall serve as the Auditor; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) Parent, the Company, or any of their respective Affiliates.  Each of the Securityholders’ Representative and Parent shall furnish to the Auditor a statement setting forth its position with respect to each item or amount set forth in the Objections Statement that remains unresolved following such fifteen (15)-day period (each, a “Disputed Line Item”), together with such other information and documents as it deems relevant (each such party’s “Dispute Resolution Submission”), with copies of such submission and all such documents and information being concurrently given to the other party.  The Auditor shall consider only the Disputed Line Items identified in the Dispute Resolution Submission.  The Auditor’s determination shall be based solely on (i) the definitions of Closing Cash and Closing Net Working Capital contained herein and (ii) the Dispute Resolution Submissions provided by the Purchaser and the Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The Securityholders’ Representative and Parent shall use their commercially reasonable efforts to cause the Auditor to resolve all disagreements as soon as practicable.  The Auditor shall select as a resolution of all such disagreements, in the aggregate, either the positions of Parent or the positions of the Securityholders’ Representative as set forth in their respective Dispute Resolution Submissions based upon which party’s positions are closest to the determinations of the Auditor.  The resolution of all Disputed Line Items by the Auditor shall be final, binding and non-appealable on the parties hereto.  The costs and expenses of the Auditor shall be borne by the party whose Dispute Resolution Submission was not selected by the Auditor for the resolution of all Disputed Line Items.

(c)If the Closing Consideration as set forth in the Closing Date Statement is less than the Closing Consideration as set forth in the Final Statement (such shortfall, the “Shortfall Amount”), then within two (2) Business Days following the Final Determination Date (i) Parent shall deliver or cause to be delivered to the Securityholders’ Representative, for further distribution to the Securityholders in accordance with Section 2.7(a)(ii) and Section 2.7(c)(ii), as applicable, a number of shares of Parent Common Stock equal to (x) the Shortfall Amount divided by (y) the VWAP as of the Closing Date, and (ii) Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to the Securityholders’ Representative and the Payroll Provider, as applicable, for further distribution to the Securityholders in accordance with Section 2.7(a)(iii) and Section 2.7(c)(iii), as applicable, an amount equal to the aggregate amount then remaining in the Working Capital Escrow Account.

(d)If the Closing Consideration as set forth in the Closing Date Statement is greater than the Closing Consideration as set forth in the Final Statement (such excess, the “Excess Amount”), then Parent shall satisfy the Excess Amount (i) first, from amounts then remaining in the Working Capital Escrow Account, and (ii) second, to the extent that the Excess Amount exceeds the amounts then remaining in the Working Capital Escrow Account, from amounts then remaining in the Indemnity Escrow Account; provided that Parent may (but shall not be obligated to) offset any portion of the Excess Amount in excess of amounts remaining in the Working Capital Escrow Account against (A) any portion of the Earnout Consideration that becomes deliverable to the Securityholders pursuant to Section 1.1(b) of the Company Disclosure Schedule and/or (B) any shares of Parent Common Stock issued to the Securityholders pursuant to this Agreement and held by such Securityholders at the time of such offset (it being understood that such shares shall be valued for purposes of such offset at the VWAP as of the Final Determination Date).  In the event that there is an Excess Amount, within two (2) Business Days following the Final Determination Date (x) Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account (and the Indemnity Escrow Account, if applicable) to Parent an amount equal to the Excess Amount (or such lesser amount as then remains in the Working Capital Escrow Account (and the Indemnity Escrow Account, if applicable)) and (y) if, after disbursement to Parent of the Excess Amount in accordance with this Section 2.8(d), any amount remains in the Working Capital Escrow Account, then Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Working Capital Escrow Account to the Securityholders’ Representative and the Payroll Provider, as applicable, for further distribution to the Securityholders in accordance with Section 2.7(a)(iii) and Section 2.7(c)(iii), as applicable, an amount equal to the aggregate amount that so remains in the Working Capital Escrow Account.

(e)Notwithstanding anything herein to the contrary, the authority of the Auditor under this Section 2.8 shall be limited solely to the resolution of the calculation of the Disputed Line Items, and all other disputes between the parties (including with respect to the contractual interpretation of this Section 2.8) shall be resolved in accordance with Section 10.11.

2.9.Dissenting Shares.

(a)Notwithstanding any other provisions of this Agreement to the contrary, any shares of Capital Stock held by a holder who has properly exercised his, her or its appraisal rights under the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive the consideration for Capital Stock set forth in Section 2.5(b), but the holder thereof shall only be entitled to such rights with respect to such Dissenting Shares as are provided by the DGCL.

(b)Notwithstanding the provisions of Section 2.9(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such holder’s shares of Capital Stock shall automatically be converted into and represent only the right to receive the applicable consideration for such shares of Capital Stock as set forth in Section 2.5(b), without interest thereon, upon surrender of the Stock Certificate representing such shares pursuant to the exchange procedures set forth in Section 2.7.

(c)During the period from the date hereof to the Closing Date, the Company shall give Parent (i) prompt notice of any notice or written threat to demand appraisal under the DGCL or demand for appraisal under the DGCL received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  During such period, the Company shall not make any payment with respect to any such demands, offer to settle or settle any such demands, or use in any offer of payment an estimate of fair value in an amount greater than the applicable Per Share Merger Consideration otherwise payable to the holder demanding appraisal in accordance with this Agreement, in each case, without Parent’s prior written consent, which may be granted or withheld in Parent’s sole discretion.

(d)Notwithstanding anything in this Article II to the contrary, Parent shall not be obligated to pay or deliver, or cause to be paid or delivered, to the Securityholders’ Representative any portion of the Merger Consideration in respect of any Dissenting Shares, and any portion of the Merger Consideration paid or delivered to Securityholders’ Representative in respect of any Dissenting Shares shall be promptly returned to Parent.

2.10.Substitution of Cash For Stock Consideration.

Notwithstanding anything herein to the contrary, in the event that the issuance of any shares of Parent Common Stock pursuant to this Agreement would result in Parent failing to comply with the rules, regulations and requirements of NASDAQ, Parent shall have the option, exercisable in its sole discretion, to make payment of the subject Merger Consideration in the form of cash in lieu of such shares of Parent Common Stock.

2.11.Tax Treatment.

The parties hereto intend that for U.S. federal income Tax purposes (and for purposes of any comparable state or foreign Tax Law) the Integrated Transaction is treated as a “reorganization” under Code Section 368(a) and no party hereto shall take any position that is inconsistent with such Tax treatment on any Tax Return or before any Governmental Authority, unless required to pursuant to a “determination” as defined in Section 1313 of the Code, in which case, the parties agree to treat the Merger and the LLC Sub Merger as separate transactions for U.S. federal income Tax purposes not subject to the “integration doctrine” pursuant to Ruling 90-95, 1990-2 C.B. 67. The parties hereto further agree that this Agreement be, and be hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Parent and Merger Sub do not warrant to the Company, the Securityholders, or any other Person that the Merger will constitute a “reorganization” within the meaning of Section 368 of the Code. The Company acknowledges and the Securityholders’ Representative acknowledges on behalf of the Securityholders that the Company and the Securityholders are relying on their own Tax advisors in connection with this Agreement, the Merger, and the Contemplated Transactions.

2.12.Withholding.

Notwithstanding anything to the contrary herein, the Parent, its Affiliates and any other applicable withholding agent will be entitled to deduct and withhold from any amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it reasonably determines may be required to deduct and withhold from such Person with respect to the making of such payment under any provision of any Law. To the extent that amounts are so deducted, withheld and remitted, such deducted, withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction, withholding and remittance was made.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), the Company represents and warrants to Parent and Merger Sub as of the date hereof and on and as of the Closing Date as follows:

3.1.Organization and Power.

The Company is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has full corporate power and authority to execute, deliver and perform this Agreement (as applicable) and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions.  The Company has all corporate power and authority necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently and historically conducted, except where the failure to possess such power and authority would not reasonably be expected to result in material Liability or otherwise materially interfere with the conduct of the business of the Company in the manner currently conducted.  The Company is qualified or licensed to conduct its business in the jurisdiction(s) listed on Section 3.1 of the Company Disclosure Schedule.

3.2.Authorization and Enforceability.

The execution and delivery of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly authorized by the Company’s Board of Directors and stockholders in accordance with applicable Law and the certificate of incorporation and bylaws or other similar organizational documents of the Company, and no other corporate or other actions on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party or the consummation of the Contemplated Transactions that are required to be performed by the Company.  This Agreement (as applicable) and each of the Ancillary Documents to be executed and delivered at or prior to the Closing by the Company will be, at the Closing, duly and validly authorized, executed and delivered by the Company and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.Capitalization.

(a)The authorized capital stock of the Company consists solely of (i) 320,000,000 shares of Common Stock, of which 3,860,842 are issued and outstanding, and (ii) 270,000,000 shares of Preferred Stock, (A) 1,402,651 of which are designated as Series Seed Preferred Stock, all of which are issued and outstanding, (B) 1,989,724 of which are designated as Series A Preferred Stock, all of which are issued and outstanding, (C) 6,554,269 of which are designated as Series A1 Preferred Stock, of which 5,814,605 are issued and outstanding, (D) 34,655,162 of which are designated as Series A’ Preferred Stock, all of which are issued and outstanding, (E) 40,000,000 of which are designated as Series AA Preferred Stock, all of which are issued and outstanding, and (F) 185,398,194 of which are designated as Series AAA Preferred Stock, of which 185,000,000 are issued and outstanding.  The record owners of all of the issued and outstanding shares of Capital Stock are as set forth on Section 3.3(a)(i) of the Company Disclosure Schedule.  All issued and outstanding shares of Capital Stock are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Stockholders, free and clear of any Lien (other than Permitted Liens and those arising from applicable securities Laws) and free of any restriction on the right to sell or otherwise dispose of such shares of Capital Stock (other than as set forth in the Financing Documents), and were not issued in violation of any preemptive or similar rights. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule and Section 3.3(c) of the Company Disclosure Schedule, there are no (x) outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Capital Stock, or any securities convertible into or exchangeable for shares of Capital Stock or (y) agreements providing for any calls against, commitments by, or claims against the Company relating to any shares of Capital Stock.  Except as set forth on Section 3.3(a)(ii) of the Company Disclosure Schedule, the Company is not a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any shares of Capital Stock or any other Equity Securities of the Company. All of the shares of Capital Stock have been issued in compliance with all applicable Laws and the organizational documents of the Company.

(b)Except for the Stock Option Plan, the Company does not maintain any equity incentive plan or other plan providing for equity compensation of any Person.  The Company has reserved 21,048,413 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Stock Option Plan. Of such reserved shares of Common Stock, Options to purchase 17,377,948 shares have been granted and are currently outstanding and 3,564,623 shares of Common Stock remain available for issuance pursuant to the Stock Option Plan. The Company has furnished to Parent complete and accurate copies of the Stock Option Plan and forms of agreements used thereunder.  Section 3.3(b) of the Company Disclosure Schedule sets forth (i) the name of each Optionholder, (ii) the number of Options held by such Optionholder, (iii) the exercise price of each such Option, (iv) and the vesting schedule of each such Option.  All of the Options have been issued in compliance with all applicable Laws, the Stock Option Plan, and the organizational documents of the Company.

(c)Section 3.3(c) of the Company Disclosure Schedule sets forth (i) the name of each Warrantholder, (ii) the number of shares of the class, series, and number of shares of Capital Stock issuable upon exercise of each Warrant held by such Warrantholder, and (iii) the exercise price of each such Warrant.  All of the Warrants have been issued in compliance with all applicable laws and the organizational documents of the Company.

(d)The Company has no Subsidiaries and there are no corporations, partnerships, joint ventures, associations or other similar entities in which the Company owns, of record or beneficially, any direct or indirect equity or other similar interest or voting interest or any right (contingent or otherwise) to acquire the same.

3.4.No Violation.

Except as set forth on Section 3.4 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party, consummation of the Contemplated Transactions that are required to be performed by the Company and compliance with the terms of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of the Company, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under (with or without notice or lapse of time or both) any provision of any Material Contract or Government Contract to which the Company is a party or by which the Company or its properties are bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Company or by which its or any of its properties are bound or affected, or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock or any property of the Company, except, with respect to clauses (b)-(d), as would not reasonably be expected to result in material Liability or otherwise materially interfere with the conduct of the business of the Company in the manner currently conducted.

3.5.Governmental Authorizations and Consents.

Except as set forth in Section 3.5 of the Company Disclosure Schedule, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Company in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which the Company is a party or the consummation by the Company of the Contemplated Transactions.

3.6.Financial Statements.

(a)Section 3.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the balance sheet of the Company as of December 31, 2019, and the related statement of income for the year ending December 31, 2019 (the “Most Recent Financial Statements”), (ii) the balance sheet of the Company as of December 31, 2018, and the related statement of income for the year ending December 31, 2018, (iii) the unaudited balance sheet of the Company as of September 30, 2020 (the “Balance Sheet Date”), and the related unaudited statements of income, stockholders’ equity and cash flows, respectively, for the nine (9)-month period ended on such date (the “Most Recent Unaudited Financial Statements”).  Each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of the Company as of its respective date and the consolidated results of operations and stockholders’ equity, or cash flows, as the case may be, of the Company for the period covered thereby, subject, in the case of the Most Recent Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments which are not, individually or in the aggregate, material.

(b)The financial books and records of the Company have been maintained in accordance with customary business practices of Persons similarly situated to the Company and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Company and (ii) all transactions of the Company, including all transactions between the Company and a Securityholder.  The Company has not received any advice or notification from its independent accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c)The Company does not have any material Liabilities (whether or not the subject of any other representation or warranty hereunder), except for Liabilities (i) reflected in the Most Recent Unaudited Financial Statements, (ii) set forth in Section 3.6(c) of the Company Disclosure Schedule, (iii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (iv) incurred under this Agreement and the Ancillary Documents or in connection with the Contemplated Transactions.

3.7.Absence of Certain Changes.

(a)Except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Most Recent Unaudited Financial Statements, since the Balance Sheet Date, the Company has conducted their respective businesses in the ordinary course and in a manner consistent with past practice, and there has not been any event that has had, or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  Without limiting the generality of the foregoing, except as set forth in Section 3.7 of the Company Disclosure Schedule, as reflected on the Most Recent Unaudited Financial Statements, or as expressly contemplated by this Agreement, since the Balance Sheet Date, the Company has not:

(i)acquired, sold, leased, abandoned, allowed to lapse, licensed, transferred, mortgaged or assigned any material assets, tangible or intangible, other than sales of goods or services in the ordinary course of business consistent with past practice;

(ii)written down of the value of any personal property or other assets owned or used by the Company, including inventory and capital lease assets, except on account of depreciation and amortization in the ordinary course of business;

(iii)incurred, assumed, guaranteed or discharged any Liability, including any Indebtedness or mortgages, or otherwise created or permitted to exist any Lien (other than Permitted Liens) on any of their respective assets, other than (except in the case of Indebtedness) in the ordinary course of business consistent with past practice;

(iv)cancelled any debts or claims in excess of $50,000 owed to the Company or terminated, released, or waived any material rights or claims of the Company;

(v)acquired or sold, assigned, transferred, terminated, disposed of, or licensed from or to any Person, any Intellectual Property other than in the ordinary course of business;

(vi)materially changed or modified any of the credit, collection or payment policies, procedures or practices of the Company;

(vii)committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $250,000 in the aggregate;

(viii)suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $100,000 in the aggregate;

(ix)modified any of their respective certificates of incorporation, bylaws or similar organizational documents;

(x)issued, sold or otherwise permitted to become outstanding any shares of their respective capital stock, bonds, options or other securities of any type whatsoever of the Company, or split, combined, reclassified, repurchased or redeemed any such shares;

(xi)declared, set aside or paid any cash or non-cash dividend or made any cash or non-cash distribution in respect of any Equity Securities of the Company;

(xii)made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;

(xiii)failed to maintain in full force and effect insurance policies on their respective properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under their policies of insurance in effect on the Balance Sheet Date;

(xiv)made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, or established, adopted, amended, or terminated, any bonus, incentive, retention or other compensation, any change in control payment, deferred compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, other than increases and payments in the ordinary course of business and in a manner consistent with past practice in the compensation payable to employees (none of whom is a director or officer of the Company);

(xv)materially modified or changed any of their respective business organizations or materially and adversely modified or changed their respective relationships with its suppliers, customers and others having business relations with them;

(xvi)except as otherwise required by Law, entered into, amended, modified, varied, altered or otherwise changed any of the Plans;

(xvii)entered into, modified, terminated, waived, amended or otherwise altered the terms or provisions of any Material Contract outside the ordinary course of business;

(xviii)settled or compromised any action, suit or proceeding by or against the Company;

(xix)abandoned, permitted to lapse or failed to maintain in full force and effect any Company Intellectual Property, or failed to take or maintain reasonable measures to protect the confidentiality of any Intellectual Property used by or for the Company in conducting their respective businesses;

(xx)made, revoked or changed any Tax election, changed any annual Tax accounting period, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, settled, conceded, compromised, or abandoned any Tax claim or assessment or surrendered any right to claim a Tax refund or filed any amended Tax Return;

(xxi)adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization; or

(xxii)authorized, agreed, resolved or committed to any of the foregoing.

3.8.Relationships with Affiliates.

Except as set forth in Section 3.8 of the Company Disclosure Schedule, no officer, director, Securityholder or any Affiliate of any of the foregoing (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company as currently conducted or contemplated to be conducted, (b) except for the ownership of less than two percent (2%) of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, has any equity interest or any other financial or profit interest in a Person that has had business dealings or a material financial interest in any transaction with the Company or (c) is a party to any Contract (except for employment agreements) with the Company, including with respect to compensation or remuneration to be paid to such officer, director, Securityholder or Affiliate in connection with this Agreement or the Contemplated Transactions (each, an “Affiliate Agreement”).

3.9.Indebtedness to and from Officers and Directors of the Company.

Except as set forth in Section 3.9 of the Company Disclosure Schedule, (a) the Company is not indebted, directly or indirectly, to any Person who is a Securityholder, officer or director of the Company, or any Affiliate thereof (other than the Company) in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, and (b) no such Securityholder, officer, director, or Affiliate is indebted to the Company, except for advances made to employees of the Company in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

3.10.Assets.

(a)The assets and rights of the Company include all of the assets and rights of the Company which were used in the conduct of its business as conducted as of the Balance Sheet Date, subject to such changes as have occurred in the ordinary course of business consistent with past practice or that are otherwise permitted by this Agreement since such date.  All of such assets necessary for the conduct of the business of the Company are in normal operating condition and repair, ordinary wear and tear excepted.

(b)The Company collectively has good and marketable title to, or valid leasehold interests in, all of the tangible and intangible assets and personal property shown to be owned or leased by them on the Most Recent Unaudited Financial Statements or acquired thereafter, free and clear of any Lien, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, (iii) assets validly leased from third parties, and (iv) Permitted Liens.  Such assets and personal property constitute all of the assets and properties necessary to conduct the business of the Company immediately following the Closing in substantially the manner conducted immediately prior to the Closing.

3.11.Real Property.

Section 3.11 of the Company Disclosure Schedule includes a true and complete list of all real property leases, subleases, or other occupancies used by the Company or to which the Company is a party as lessee or lessor (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”).  No Person other than the Company has any right to use, occupy or lease any of the Leased Real Property and no Leased Real Property is occupied by a Person other than the Company.  The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. No waiver, indulgence or postponement of any of the Company’s obligations, as lessee, has been granted by any owner or lessor of the Leased Real Property. The Company has not received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof.  The Company is not in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Leased Real Property in any material respect. Other than the Real Property Leases, there are no agreements or arrangements whatsoever relating to the Company’s use or occupancy of any of the Leased Real Property. The Company has not transferred, mortgaged or assigned any interest in any of the Leased Real Property or the Real Property Leases. There is no pending or, to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof. The Company does not own any real property.

3.12.Intellectual Property.

(a)Section 3.12(a) of the Company Disclosure Schedule includes a true and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including, without limitation, issued Patents, registered Trademarks, domain names, and Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all Company Products or other Software of the Company.  No Company Intellectual Property has been opposed, cancelled, held unenforceable or otherwise challenged, and no Litigation is pending, or to the Knowledge of the Company, threatened in relation to any Company Intellectual Property.  All Company Intellectual Property is valid, subsisting and enforceable and in full force and effect.  Each of the Intellectual Property Registrations is duly registered or filed in the name of the Company.  All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.  All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.  The Company has provided Parent with true and complete copies of all file histories, documents, certificates, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(b)The Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Company as currently conducted, in each case, free and clear of all Liens other than Permitted Liens.  Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, there is no Litigation (including any opposition, cancellation, revocation, review, post grant reviews or other proceeding) pending or, to the Knowledge of the Company, threatened challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property.  The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property or Licensed Intellectual Property, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(c)Section 3.12(c) of the Company Disclosure Schedule is a true and complete list of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company has acquired or is authorized to use any Intellectual Property (other than those comprising or reflected in Commercial Software), and except as set forth in Section 3.12(c) of the Company Disclosure Schedule, the Company is not obligated to make any payment or grant any rights to any third party in respect of Intellectual Property used by the

Company or in connection with the business of the Company as currently conducted (other than those comprising or reflected in Commercial Software).

(d)Except as set forth in Section 3.12(d) of the Company Disclosure Schedule or pursuant to a license agreement entered into with the Company in the ordinary course of business, no Person (other than the Company) has an interest in or any right to use any of the Company Intellectual Property.  Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there has not been, and there is not now, any unauthorized use, infringement or misappropriation by any third party, including by any employee or former employee of the Company, of any of the Company Intellectual Property.  No stockholder, director, officer or employee of, or Consultant to, the Company has any right to use, other than in connection with the business activities of the Company as presently conducted, any of the Company Intellectual Property.

(e)To the Knowledge of the Company, the operation of the business of the Company as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, does not misappropriate, infringe or otherwise violate in any respect the Intellectual Property or other rights of any Person.  Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, there is no Litigation (including any opposition, cancellation, revocation, review, post grant review or other proceeding) pending or, to the Knowledge of the Company, threatened alleging any misappropriation, infringement, or other violation by the Company of the Intellectual Property of any Person, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(f)The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets included in the Company Intellectual Property and Licensed Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.  Such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

(g)The Company has entered into binding, valid and enforceable, written Contracts with each current and former Personnel and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such Personnel or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (C) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Company has provided Parent with true and complete copies of all such Contracts.

(h)Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Contemplated Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(i)All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted.  There have been no unauthorized intrusions or breaches of security, malfunctions, failures, breakdowns, continued substandard performance, denials-of-service, or other cyber incidents, including any cyberattacks, or other similar adverse events affecting the Company IT Systems.  The Company uses commercially reasonable efforts (and requires its third-party contractors) to protect the confidentiality, availability, integrity and security of Company IT Systems, including with respect to unauthorized use, access, interruption or modification by third parties.  The Company has implemented and maintained appropriate backup, disaster recovery, and Software and hardware support arrangements for the Company IT systems.

(j)The Company is in actual possession of a complete and correct copy of the source code for all proprietary components of the Company Products.  Neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Product.  To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Product.

(k)The Company is in material compliance with all notice, attribution, and other requirements of each license applicable to the Open Source Software incorporated into the Company Products.  The Company has not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Product or any other proprietary Software in source code form; (y) license or other provision of any Company Product or any other proprietary Software on a royalty-free basis; or (z) grant of any patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Product or any other proprietary Software.

(l)All Company Products (i) comply with all applicable Laws; and (ii) conform in all material respects to applicable contractual commitments, representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation.  To the Knowledge of the Company, none of the Company Products contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (x) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Product is installed, stored, or used; or (y) damage, destroy, or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Product to an authorized user.

(m)Section 3.12(m) of the Company Disclosure Schedule accurately describes the type of Personally Identifiable Information and Customer Data collected (and the process by which such information is collected) by the Company through internet websites, mobile applications and online services owned, maintained or operated by or on behalf of the Company (collectively, the “Company Sites”), and through any Company Products or any other method, including the types of Personally Identifiable Information and Customer Data, and the method of collection for each.  The Company has at all times complied in all material respects with all applicable Laws, contractual obligations, requirements of self-regulatory organizations binding upon the Company, consumer-facing statements of the Company in any marketing or promotional materials and each Privacy Policy relating to (i) the privacy of users of Company Sites or Company Products, (ii) the past and present collection, use, storage, transfer, retention, dissemination, disposal and any other processing of any Personally Identifiable Information and Customer Data collected or used by the Company in any manner or maintained by third Persons having authorized access to such information, or (3) the transmission of unsolicited communications (collectively, the “Privacy and Security Requirements”).  The Company has not received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Privacy and Security Requirements or applicable Laws.  The Company has made available to Parent complete and accurate copies of all written complaints or notices delivered to the Company during the past twelve (12) months alleging or providing notice of a violation of any Privacy and Security Requirement.  All electronic addresses acquired, maintained, updated (including operationalizing opt-out requests) and stored by or on behalf of the Company, and all electronic messages sent and/or delivered by or on behalf of the Company has been acquired, maintained, updated, stored, sent and/or delivered, as may be required by and in accordance in all material respects with all applicable Laws, including but not limited to all Laws relating to the delivering, sending, sharing or transmitting of electronic or telephonic messages, and/or using electronic addresses.  Prior to the installation of any computer program (including without limitation computer programs that have been caused to be installed by the Company) on a third party’s computer system or device, and prior to any electronic message being sent from such computer system or device, requisite consent to the installation of such computer program and all transmissions of electronic messages has been obtained from the owner or authorized user of such computer system or device.

(n)The Company has at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the Company’s data, information technology assets and all Personally Identifiable Information and Customer Data within the control of the Company (collectively, the “Company Data”).  Such steps and procedures comply in all material respects with all Privacy and Security Requirements and all applicable Laws relating to the security of the Company Data.  This includes, but is not limited to, the Company having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all Company Data (including such measures designed to protect the foregoing from infection by Malicious Code, access by unauthorized Persons or access by authorized Persons that exceeds the Person’s authorization).  There is no, nor has there ever been, any complaint to, or to the Knowledge of the Company, any audit, proceeding or investigation (formal or information), or any claim against, the Company or any of its end-users or customers, initiated by a private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of any Company Data.  To the

Knowledge of the Company, there has been no material unauthorized access to or acquisition of the Company Data or Company Intellectual Property.

3.13.Contracts.

(a)Material Contracts.  Section 3.13(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts (other than Government Contracts) to which the Company is a party or by which it or its assets or properties are bound (the “Material Contracts”):

(i)Contracts evidencing or relating to Indebtedness;

(ii)Contracts evidencing or relating to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company;

(iii)Contracts with any customers of, or suppliers to, the Company which involved aggregate payments to or from the Company in the most recent twelve (12)-month period of in excess of $250,000;

(iv)all Real Property Leases;

(v)all Company Employment Contracts;

(vi)Contracts providing for the indemnification of any current or former director, officer, manager or employee of the Company;

(vii)collective bargaining agreements or other Contracts with any labor unions or associations representing employees;

(viii)Contracts evidencing partnerships, joint ventures, limited liability companies, limited liability partnerships or similar entities in which the Company has an interest;

(ix)Contracts that obligate the Company with respect to contingent payments or any type;

(x)Contracts relating to Intellectual Property listed in Sections 3.12(c) and 3.12(d) of the Company Disclosure Schedule;

(xi)Contracts by and between the Company, on the one hand, and any Affiliate of the Company, other Persons with whom the Company is not dealing at arm’s-length, employee, officer or director of the Company, or entity controlled by any employees, officers or directors of the Company, on the other hand;

(xii)leases of personal property under which the Company is the lessee and is obligated to make payments more than $100,000 per annum;

(xiii)Contracts relating to any Litigation involving the Company and pursuant to which the Company has any ongoing obligations, including any settlement agreements;

(xiv)Contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last three (3) years;

(xv)Contracts limiting the freedom of the Company or any Affiliate to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, to solicit any individual or class of individuals for employment or transact business;

(xvi)Contracts providing for severance, change of control, retention, transaction, or incentive bonuses or payments; and

(xvii)any Contract not otherwise listed above that is, individually or in the aggregate, material to the Company.

(b)Status of Material Contracts.  A true and complete copy of each Material Contract has been made available to Parent.  All Material Contracts are valid, binding and in full force and effect and enforceable by the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Company is not in material breach of the terms and conditions of the Material Contracts. As to each Material Contract, there does not exist thereunder any material breach, violation or default on the part of the Company or, to the Knowledge of the Company, any other party to such Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a material breach, violation or default thereunder on the part of the Company.  No material waiver has been granted by the Company or any of the other parties thereto under any of the Material Contracts.

3.14.Compliance with Laws.

(a)The Company is not, and during the past three (3) years has not been, in violation of in any material respect, and, to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by the Company of, or failure on the part of the Company to comply with in any material respect, any Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

(b)The Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, consents, exemptions, variances, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted.  All such Permits are set forth in Section 3.14(b) of the Company Disclosure Schedule.  There has occurred no default under, or violation of, any such Permit, and each such Permit is in full force and effect.  Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, does not and will not result in a violation of or default under and will not cause the suspension, modification, nonrenewal, termination, revocation or cancellation of any such Permit.  Neither the Company nor any Subsidiary has received any communication and, to the Knowledge of the Company, there exists no facts or circumstances which would reasonably be expected to result in any of the Permits failing to be in good standing.

(c)The Company has kept all required records and has filed with Governmental Authorities all required notices, supplemental applications and annual or other reports required by applicable Laws for the operation of the respective businesses of the Company and each Subsidiary. Without limiting the generality of the foregoing, the Company has not and, to the Knowledge of the Company, none of its representatives on behalf of the Company has, (i) directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq., as amended, or any rules or regulations thereunder (the “FCPA”), or any similar anti-corruption or anti-bribery Laws applicable to the Company in any jurisdiction other than the United States, or (ii) provided, offered, gifted, authorized or promised, directly or indirectly, anything of value to any official of a Governmental Authority, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given or promised, directly or indirectly, to any such official, party or candidate for the purpose of (1) influencing any action or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation or their lawful duty or securing any improper advantage for the benefit of the Company, or (2) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person.  The operations of the Company are, and during the preceding five (5) years have been, conducted at all times in compliance in all material respects with all applicable anti-money laundering Laws and all applicable financial recordkeeping and reporting requirements, rules, regulations and guidelines.  The Company has informed its employees of their obligations with respect to the FCPA.

3.15.Environmental Matters.

The Company (i) is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws, and (ii) has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws.  There is no contamination of, and there have been no releases or, to the Knowledge of the Company, threatened releases of Hazardous Materials at the Leased Real Property or any real property formerly owned, leased or operated by the Company, in each case, that would require notification to governmental entities, investigation and/or remediation pursuant to any Environmental Laws.  There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to give rise to any material liability or other obligation under any Environmental Laws.  There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened that are based on or related to any Environmental Matters relating to the business of the Company.

3.16.Litigation.

Except as set forth in Section 3.16 of the Company Disclosure Schedule, there are no claims, actions, arbitrations, suits, proceedings or governmental investigations (“Litigation”) pending or, to the Knowledge of the Company, threatened against, affecting or involving the Company or any of its assets, properties or rights, this Agreement or the transactions contemplated by this Agreement, at Law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved in the preceding three (3) years.  The Company is not subject to any Order arising from any Litigation affecting or involving the Company or any of its assets, properties or rights, this Agreement or the transactions contemplated by this Agreement and, to the Knowledge of the Company, no such Order is threatened to be imposed by any Governmental Authority.

3.17.Personnel Matters.

(a)True, accurate, and complete lists of all of the directors, officers, and employees of the Company (individually and collectively, “Personnel”) as of the date hereof and their positions are included in Section 3.17(a) of the Company Disclosure Schedule together with the following as to each: (i) name, (ii) job title or description, (iii) principal place of employment, (iv) base salary or wage level (including any bonus opportunities or deferred compensation arrangements) and also showing any bonus or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2019, (v) date of hire, (vi) leave of absence status (including expected return to work date if known), (vii) whether exempt or non-exempt under the Fair Labor Standards Act and (viii) visa status (if any).  True and complete information concerning the respective salaries, wages, bonuses and other compensation paid or payable by the Company during 2019 and 2018 and through the Balance Sheet Date, as well as dates of employment and date and amount of last salary increase, of such Personnel has been made available to Parent.

(b)To the Knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, offer letter, nondisclosure agreement, severance agreement, common law nondisclosure obligation, fiduciary duty, non-competition and/or non-solicitation agreement, assignment of invention covenant or restrictive covenant of any kind to (i) the Company or (ii) to the employee’s former employer relating to (A) the right of the employee to be employed by the Company, or (B) the use of trade secrets or proprietary information of the employee’s former company.

(c)The Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program for the past three (3) years, nor has the Company planned or announced any such action or program for the future.  The Company is in compliance with its obligations pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, and all other related or similar notification and bargaining obligations arising under applicable Laws.

(d)There are no complaints, lawsuits, claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between the Company and any Personnel, former employee, job applicants or other current or former service providers.

(e)To the Knowledge of the Company, there are no violations, or potential violations, of any employee restrictive covenant agreements by any current or former employees of the Company.

(f)The most recent written personnel policies and manuals of the Company are listed in Section 3.17(e) of the Company Disclosure Schedule, and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Parent.

(g)The Company is in compliance in all material respects with all applicable Laws relating to employment or hiring or termination of employment, including those related to wages, hours, compensation, benefits, terms and conditions of employment, employee background checks, equal employment opportunity, contractual obligations, workplace health and safety, medical or family leave, discrimination or harassment, retaliation, human rights, unemployment insurance, employee whistle-blowing, employee privacy and right to know statutes, pay equity, disability, notice of termination, classification of workers (i.e., as employees versus independent contractors, or as exempt versus non-exempt employees), immigration, collective bargaining, the payment of COVID-19-related paid sick or family leave or other benefits and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company has paid in full to all employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees through the pay period preceding the date hereof. There is no claim with respect to employment, leave from employment, or termination of employment, discrimination, retaliation, whistleblower, or payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority, and no audit or investigation by any Governmental Authority is currently pending or, to the Knowledge of the Company, threatened. The Company has no liability, whether direct or indirect, absolute or contingent, with respect to any misclassification of a Person performing services as an independent contractor or consultant rather than as an employee. To the Knowledge of the Company, no group of employees and no key employee, manager or executive has any current plans to terminate employment in connection with the Closing.

(h)The Company has complied in all material respects with the following government orders related to COVID-19: (i) restricting activity, such as “stay-at-home” orders or business closure orders, (ii) imposing duties or obligations on employers to make modifications to the workplace, provide personal protective equipment, undertake employee temperature or health screening or implement other measures for the protection of employee health and welfare related to the COVID-19 pandemic, or (iii) other similar directives issued by federal, state, or local executive authorities applicable to any location in which the Company operates. To the extent the Company is or has been requiring employees or independent contractors to perform in-person work in any locations subject to such an order or directive, such continued operations and demands upon such Persons were and are in compliance in all material respects with such orders, for example, because such operations are “essential” or otherwise excluded from the applicability of the orders restricting activity. The Company has complied in all material respects with the confidential record-keeping requirements pertaining to all employee health information retained pursuant to its workplace safety measures and leave administration.

(i)To the extent the Company is aware of any employees or independent contractors that have tested positive for COVID-19, the Company has taken all precautions required under applicable Law with respect to such Persons. The Company has also used commercially reasonable efforts to document any such diagnosis to the extent required by the Occupational Safety and Health Administration and in compliance with the guidance from the Centers for Disease Control and Prevention.

(j)As of the date hereof, the Company has not taken any of the following actions or implemented or undertaken any of the following changes with respect to the service, compensation or benefits of the employees or any independent contractors in response to the COVID-19 pandemic: (i) announced, implemented or effected any reduction-in-force, lay-off, furlough or other program resulting in the termination of employment of employees (other than terminations of individual employees in the ordinary course of business); (ii) increased or decreased the compensation or benefits of any employee, officer or independent contractor; (iii) paid any severance or termination pay to any employee or independent contractor not otherwise provided for under the Plans; or (iv) adopted, terminated or amended the Plans, or materially increased or decreased the benefits under the Plans.

(k)Except as set forth on Section 3.17(k) of the Company Disclosure Schedule, the employment of all Personnel is terminable at-will, and the Company has not made any written or oral commitment to any employee with respect to such employee’s compensation, promotion, retention, termination, severance or related matters, whether in connection with the Contemplated Transactions or otherwise. To the Knowledge of Company, no executive officer or management level employees have any plans to terminate his, her or their employment with the Company.  Section 3.17(g) of the Company Disclosure Schedule is a true and complete list of all employment contracts to which the Company is a party (the “Company Employment Contracts”), and except as otherwise disclosed in Section 3.17(g) of the Company Disclosure Schedule, the Company is not a party to any (i) management, employment, consulting or other agreements with any Personnel or other Person providing for employment over a period of time or for termination or severance benefits, whether written or unwritten, and whether or not conditioned upon a change in control of the Company, (ii) bonus pay, incentive compensation, deferred compensation, profit-sharing, stock purchase, stock option or similar plans, agreements or arrangements, whether written or unwritten, or (iii) collective bargaining agreements or other agreements with any labor organization or union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others).  During the last three years there has not been and there is not presently pending, existing, or threatened, any organized strike, slowdown, picketing, or work stoppage by any Personnel.

3.18.Labor Matters.

The Company is not a party to or bound by any collective bargaining or labor contract, voluntary recognition agreement or other binding commitment to any labor union, trade union, works council or employee organization in respect of any of its employees. There are not currently, and in the five (5) years preceding the date hereof, there have not been, nor to the Knowledge of the Company, are there now threatened, any: (i) strikes, work stoppages, slowdowns, lockouts, picketing, leafletting, or arbitrations; or (ii) employee or union grievances, claims, charges, unfair labor practice charges, harassment charges, grievances or complaints or other labor disputes with respect to the Company. In the five (5) years preceding the date hereof, none of the employees of the Company is or has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement in connection with such employment or has been subject to or involved in, or, to the Knowledge of the Company, threatened, any union elections, petitions or other organizational or recruiting activities, nor are any such labor organizing activities now pending or, to the Knowledge of the Company, threatened against the Company.  The Company is not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.  The Company is in compliance in all material respects with all applicable Laws respecting labor, employment standards, human rights, workers’ compensation, and plant closings and mass layoffs. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any employment related laws. Except as set forth on Section 3.18 of the Company Disclosure Schedule, the Company has paid in full to all Personnel all wages, salaries, commission, bonuses and other compensation due and payable to such Personnel, including overtime compensation and severance payments, but excluding arrearages in accordance with the Company’s customary payroll practices, and there are no severance payments due or that could become due in the future pursuant to applicable Law, Contract or policy other than payment in lieu of an advance notice of termination of services.  All Personnel classified by the Company as independent contractors at any time during the past three (3) years have satisfied the requirements of applicable Law to be so classified, and the Company has fully and accurately reported each such Person’s compensation on IRS Forms 1099 during such period if and when required to do so.  All Personnel classified as exempt from overtime pay requirements at any time during the past three (3) years have satisfied the requirements of the federal Fair Labor Standards Act and all analogous and applicable state and local laws to be so classified.

3.19.Employee Benefits.

(a)Section 3.19(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, phantom stock, stock appreciation rights, other equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, simplified employee pension, severance, retention, change in control, fringe benefit, or other employee benefit plans or programs and all employment or compensation agreements, for the benefit of, or relating to, current employees and former employees of the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate could have any Liability (individually, a “Plan,” collectively, the “Plans”).

(b)With respect to each Plan, the Company has provided to Parent true and complete copies of: (i) all current Plan documents and any amendments thereto, (ii) all funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements (if any), (iii) the latest favorable determination letter (or as to a prototype or volume submitter plan, opinion letter) received from the Internal Revenue Service regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) the three most recently filed Forms 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) subject to the Form 5500 filing requirement, (v) each summary plan description and each summary of material modification regarding the terms and provisions thereof, (vi) the most recent actuarial report, if applicable, (vii) any nondiscrimination or other testing under each Plan for the last three years, (viii) the three most recent Forms 1094-C, with attachments, filed for any group health plan, (ix) any material communication with any Governmental Authority, including without limitation correspondence to or from the government in connection with any audit or investigation of or correction filing for any Plan, and (x) for any unwritten plan, a written summary of the Plan’s material terms.

(c)Each Plan (i) is in compliance in all material respects with all applicable governmental Laws, statutes, regulations, and rules issued by a Governmental Authority and with any agreement entered into with a union or labor organization and (ii) has been established and maintained in documentary and operational compliance, in all materials respects, with all applicable Laws and its terms.

(d)No current or former employees of the Company or an ERISA Affiliate currently participate or during the past six (6) years have participated in any (i) multiemployer plan, as defined in Section 3(37) of ERISA, (ii) employee pension benefit plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA, (iii) multiple employer welfare plan, within the meaning of Section 3(40) of ERISA, or (iv) voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code.

(e)No Plan provides retiree medical or retiree life insurance benefits, and the Company has not made any promises or commitments to provide such benefits.  The Company does have any obligation to pay COBRA premiums with respect to any current or former employee.  Any Plan designed to satisfy the requirements of Section 125, 401(k), and/or 4980B of the Code satisfies such section in all material respects.

(f)Each Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or may rely on an opinion or advisory letter issued with respect to a pre-approved plan. Each trust maintained in conjunction with a Plan intended to qualify under Section 401(a) of the Code is exempt from taxation, and none of such Plans or related trusts, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause any of them or the Company, whether directly or through an indemnification requirement, to be liable for a civil penalty under Section 409 or 502(i) or any other section of ERISA or result in a Tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code.

(g)Each Plan that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in good standing with such Governmental Authority.

(h)All contributions required to be made with respect to any Plan by applicable Law, any Order or any Plan document or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Plan have been timely paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with GAAP and are fully reflected on the Most Recent Unaudited Financial Statements.  The Company has timely paid all salary and bonuses to its employees and has not entered into any agreements or understandings to defer payment of any amount owed to such employees.

(i)All amounts required to be reserved under each unfunded Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Plan is maintained.

(j)The fair market value of the assets of each Plan that is funded, and the amount of book reserves for each Plan that is unfunded or underfunded, are sufficient to satisfy the liability for accrued benefits with respect to current and former employees of the Company participating in each such Plan, based on reasonable actuarial or other applicable assumptions and valuations.  Each insurance contract relating to any Plan is valid and enforceable and, to the Knowledge of the Company, there is no ground on which the insurer might avoid liability thereunder.

(k)No Liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code has been or is reasonably expected to be incurred by the Company or ERISA Affiliates.  Neither the Company nor any ERISA Affiliate has received, or reasonably expects to receive, any assessment or demand for withdrawal liability from a  multiemployer plan under Title IV of ERISA.

(l)Except as set forth in Section 3.19(l) of the Company Disclosure Schedule, the execution of this Agreement or any of the Ancillary Documents, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Personnel, (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company to amend or terminate any Plan (or result in any adverse consequence for so doing) or (iii) result in any payment or benefit that will or may be made by the Company that may be characterized as “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.  The Company has no obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 4999 of the Code.

(m)There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan, any Governmental Authority, or otherwise involving any Plan (other than routine claims for benefits).  There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigation by any current or former employee or applicant for employment against the Company.  No Plan is under audit or investigation by any Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.

(n)Each Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code and Treasury Regulation Section 1.409A-1(a) is in documentary and operational compliance with the requirements of Code Section 409A and the regulations and guidance issued thereunder.  Except as set forth in Section 3.19(n) of the Company

Disclosure Schedule, the Company does not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 409A of the Code.

3.20.Tax Matters.

(a)Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, the Company has duly and timely filed all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and correct in all material respects.  The Company has timely paid all Taxes due and owing (whether or not shown due on any Tax Return).  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time not requiring the consent of any Governmental Authority.

(b)The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.

(c)The Company is not a party to or bound by any Tax Sharing Agreement, other than an ordinary commercial agreement the primary purpose of which is not the indemnification, sharing or allocation of Taxes. There are no Liens on any of the assets of the Company with respect to Taxes, other than Permitted Liens.

(d)No Governmental Authority is conducting or has threatened in writing to conduct an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Company.  No extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by the Company which remains in effect.  All Tax deficiencies which have been proposed, asserted or assessed against the Company have been fully paid or finally settled.  The Company has not received a written notice of a claim by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)The Company has not received or requested any ruling, closing agreement, transfer pricing agreement or similar agreement from any Governmental Authority with respect to any Tax which will have any effect after the Closing.

(f)The Company has never been included in an affiliated group (as defined in Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign Law).

(g)The Company has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or as a result of similar liability, operation of Law, by Contract (including any Tax Sharing Agreement) or otherwise.

(h)The Company has not participated in a listed transaction within the meaning of Section 1.6011-4 or Section 1.6011-4T of the Treasury Regulations.

(i)No Person has been treated as an independent contractor of the Company for Tax purposes who should have been treated as an employee for such purposes.

(j)The Capital Stock is not subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(k)The Company is not a party to any “gain recognition agreements” as such term is used in the Treasury Regulations promulgated under Code Section 367.

(l)There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that could be treated as a partnership for federal income tax purposes.

(m)The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the accrued Liability for Taxes (rather than any accrued Liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Unaudited Financial Statements (rather than in any notes thereto) and (ii) will not exceed that accrued Liability as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(n)The Company has not agreed and is not required, to make any adjustment to taxable income in any period (or portion thereof) ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (vi) intercompany transaction or excess loss account described in the regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (vii) election under Section 108(i) of the Code.  The Company will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of Section 965 of the Code.

(o)The Company has delivered or otherwise made available to Parent true, correct and complete copies of all Income Tax Returns of the Company for all Tax periods beginning on or after January 1, 2017.  The Company has delivered or otherwise made available to Parent true, correct and complete copies of any examination reports received by the Company, and statements of deficiencies assessed against or agreed to by the Company.

(p)The Company has not in the past five years, been a “distributing corporation” or a “controlled corporation” in a transaction that qualifies under Section 355 of the Code.

(q)The Company does not own an interest in (i) a “specified foreign corporation” within the meaning of Section 965 of the Code, or (ii) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.

(r)The Company does not engage in (and has not engaged in) a trade or business in a country other than the country in which the Company is incorporated or otherwise organized and is not subject to Tax or has a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country) or otherwise has an office or fixed place of business, in a country other than the country in which it is incorporated or otherwise organized.

(s)The Company has not made or become obligated to make, nor will the Company, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).  The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in a nondeductible expense to the Company pursuant to Section 280G of the Code or an excise tax to any stockholder or employee of the Company pursuant to Section 4999 of the Code.

(t)The Company does not have any obligation to make a payment for which a deduction would be disallowed in whole or part under Section 162(m) of the Code or that is under a plan or agreement.

(u)The Company has not, nor has at any time been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(v)All transactions (including but not limited to sales of goods, loans, and provision of services) between the Company, on the one hand, and any other Person, on the other hand, that is controlled directly or indirectly by the Company or any shareholder thereof (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration.  The Company has delivered to the Parent true, correct and complete copies of any transfer pricing studies or materials prepared by, or in respect of the Company.

(w)The Company has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate taxing authority any such amounts required by Law to be remitted by it.

(x)The existence, amount or usability of the Tax attributes of the Company (such as net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credit, and depreciation periods) for Tax periods (or portions thereof) are not currently subject to limitation under any Section of the Code or the Treasury Regulations thereunder, or any applicable provision of state, local or non-U.S. Law.

(y)The Company has obtained all official receipts from non-U.S. taxing authorities or other evidence of payments sufficient to support any claimed foreign Tax credits for any Taxes paid by it to any non-U.S. taxing authorities.

(z)The Company has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement.

(aa)The Company does not and never has had signatory authority over, or with respect to, any foreign bank accounts and has no FBAR filing requirements.

(bb)None of the assets of the Company are “section 197(f)(9) intangibles” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993).

(cc)The Group Company is not nor has ever been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code or owns an interest in “United States real property” within the meaning of Section 897 of the Code or “United States property” within the meaning of Section 956 of the Code.

(dd)The Company has not deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.

(ee)The Company (i) has not received or requested any ruling, administrative relief, technical advice, change of a method of accounting, closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or similar agreement from any taxing authority with respect to any Tax or (ii) has not granted a power of attorney with respect to Taxes that is currently in force.

(ff)At all times since its date of formation, the Company has been classified as a corporation under Subchapter C of the Code for U.S. Federal and state income tax purposes.

(gg)The Company has never received or accrued income that will be required to be included in the income of a “United States Shareholder” (as defined under Section 951(b) of the Code or similar provision of state or local Law) that is related or attributable to: (i) “subpart F income” (within the meaning of Section 952 of the Code or similar provision of state or local Law); or (ii) the holding of “United States property” (within the meaning of Section 956 of the Code or similar provision of state or local Law) on or prior to the Closing Date.

(hh)The Company has no obligation to make a payment that is in violation of Section 409A of the Code.

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company.

3.21.Insurance.

The Company maintains general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown in Section 3.21 of the Company Disclosure Schedule (the “Insurance Policies”), which insurance is in full force and effect and, to the Knowledge of the Company, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry. All premiums with respect to the Insurance Policies covering all periods up to and including the date of the Closing have been paid. The Company has not received any written notice of increase in premiums with respect to, or cancellation, termination or non-renewal of, any of the Insurance Policies, except for general increases in rates to which similarly situated companies are subject.  The Company has timely filed all claims for which they are seeking payment or other coverage under any of the Insurance Policies.  The Company has not made any claim against an Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.  The Company is not in default in any material respect under any Insurance Policy. The Company has performed in all material respects all of its obligations under the Insurance Policies.  The Insurance Policies (i) are sufficient for compliance with all requirements of applicable Law and all Contracts relating to the Company, (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the respective dates set forth in Section 3.21 of the Company Disclosure Schedule without the payment of additional premiums, (iv) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and (v) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.  The Company has been refused any insurance by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the last three (3) years.

3.22.Bank Accounts; Powers of Attorney.

Section 3.22 of the Company Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all outstanding powers of attorney or similar authorizations granted by the Company.

3.23.Customers and Suppliers.

(a)Section 3.23(a) of the Company Disclosure Schedule sets forth a true and complete list of all customers of the Company and the dollar volume of sales, for the nine-month period ended on the Balance Sheet Date (collectively, the “Top Customers”).  The Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with, the business relationship between the Company and any of the Top Customers.  The Company has no Knowledge that any Top Customer intends to, as a result of the Contemplated Transactions, cease to contract with the Company or substantially reduce its business with the Company.

(b)Section 3.23(b) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Company, determined on a consolidated basis by dollar volume of expenditures, for the fiscal year ended December 31, 2019 and the nine-month period ended on the Balance Sheet Date (collectively, the “Top Suppliers”) and the applicable dollar amounts with respect to each Top Supplier.  The Company has no Knowledge of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with the business relationship between the Company and any of the Top Suppliers.  The Company has no Knowledge that any Top Supplier intends to, as a result of the Contemplated Transactions, cease to contract with or supply to the Company or substantially reduce its business with the Company.

3.24.Receivables.

All accounts and notes receivable and other receivables reflected on the balance sheet set forth in the Most Recent Unaudited Financial Statements (“Most Recent Unaudited Balance Sheet”) represent, and the accounts and notes receivable and other receivables arising from the date hereof through the Closing Date will represent bona fide, collectible current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  The reserve for doubtful accounts reflected on the Most Recent Unaudited Balance Sheet was established in the ordinary course of business consistent with past practice.  The Company has not received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment of amounts, other than with respect to returns in the ordinary course of business.

3.25.Books and Records.

The books and records of the Company have been maintained in accordance with good business practices and all applicable Laws.  The minute books of director (including committees thereof) and stockholder meetings of the Company, as previously made available to Parent, contain accurate records of all such meetings and accurately reflect all other material corporate action of the stockholders and directors of the Company.

3.26.Products Liability and Warranty Liability.

The Company (a) does not to its Knowledge have any material Liability arising out of any product designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or any services rendered, by or on behalf of the Company, other than those that have been reserved against on the Most Recent Financial Statements, (b) has not committed any act or failed to commit any act which would reasonably be expected to result in any product liability claim or Liability for breach of warranty (whether or not covered by insurance) on the part of the Company with respect to any product designed, manufactured, assembled, repaired, maintained, delivered, sold, or installed, or services rendered, by or on behalf of the Company, (c) has not extended any warranty period on any products beyond those customarily given by the Company for such products or beyond those provided by the manufacturer, as applicable, and (d) is not aware of any facts or circumstances which, given the passage of time, would reasonably be expected to result in a claim against the Company for product liability or breach of warranty.  The Company has made available to Buyer copies of all guarantees, warranties, and indemnities given by the Company in connection with their products.  Each product designed, manufactured, sold, or delivered by the Company has been in material conformity with all product specifications, applicable express and implied warranties, and all applicable Laws.  To the Company’s Knowledge, there are no latent or overt design, manufacturing, or other defects in any products designed, manufactured, assembled, repaired, maintained, delivered, sold, or installed, or services rendered, by or on behalf of the Company, and no such products or services have been the subject of any recall.  The warranty reserves on the Most Recent Financial Statements are reasonable based on past experience and have been accrued in accordance with GAAP.  Complete and correct copies of all documentation related to all warranty claims made against the Company since January 1, 2018 have been made available to Parent.

3.27.Inventory.

All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories of the Company (“Inventory”), whether or not reflected in the Most Recent Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in a manner consistent with past practice.  All Inventory is owned by the Company free and clear of all Liens other than Permitted Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present conduct of the business of the Group Companies.

3.28.Export Control Laws.

(a)The Company is and has at all times since its inception been in compliance in all material respects with all applicable International Trade Laws and Regulations and there are no claims, complaints, charges, investigations, voluntary disclosures or proceedings pending or, to the Knowledge of the Company, threatened between the Company, on the one hand, and any Governmental Authority under any International Trade Laws and Regulations, on the other hand.

(b)The Company has prepared and timely applied for all import and export licenses required in accordance with International Trade Laws and Regulations, for the business of the Company.

(c)The Company has made available to Parent true and complete copies of all issued and pending import and export licenses, and all documentation required by, and necessary to evidence compliance with, all International Trade Laws and Regulations in connection with the business of the Company.

(d)The Company has not maintained employees or assets of any kind in Cuba, Iran, North Korea, Sudan, Syria, or any other country against which the United States maintains, or has maintained since the Company’s inception, economic sanctions and the Company has not maintained employees or assets of any kind in any country against which the United States maintains, or has maintained during the last five (5) years, an arms embargo.

(e)The Company has at all times been in compliance in all material respects with all International Trade Laws and Regulations relating to export control and trade embargoes,

and have not provided, sold to, or otherwise transferred, without explicit approval from the U.S. Government, products, software, technology, or services, directly or indirectly, to (i) Cuba, Iran, North Korea, Sudan, Syria or any other country against which the United States maintains, or has maintained during the last five (5) years, economic sanctions or embargoes, (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such countries, (iii) any nationals of such countries, or (iv) any organization, entity, or individual appearing on a United States Government list of parties with whom companies are prohibited from transacting including the Specially Designated Nationals List maintained by the United States Treasury Department’s Office of Foreign Assets Control.

3.29.Government Contracts.

(a)Section 3.29(a) of the Company Disclosure Schedule sets forth (i) each Current Government Contract, accurately stating the contract number, contract name, the award date, the customer, the contract value and the contract end date (both inclusive and exclusive of option periods), and (ii) each Government Bid, accurately stating the request for proposal number, the date of actual or estimated proposal submission, the expected award date (if known), the estimated period of performance, the estimated value based on the proposal (if any), and the customer name.  Each Government Contract listed on Section 3.29(a) of the Company Disclosure Schedule was legally awarded and is valid and binding on the Company and enforceable, except to the extent that (x) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting the enforcement of creditors’ rights generally or (y) the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.  None of the Current Government Contracts are currently the subject of bid, award, or eligibility protest proceedings, or, to the Knowledge of the Company, are likely to become the subject of bid, award, or eligibility protest proceedings.  Except as set forth in Section 3.29(a) of the Company Disclosure Schedule, (A) none of the employees of the Company is or during the last three (3) years has been under administrative, civil or criminal investigation, indictment or information by any U.S. Governmental Authority (except as to routine security investigations), (B) there is not any pending proceeding of the Company or, to the Knowledge of the Company, any of their respective employees, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, and (C) during the last four (4) years, the Company has not made a written disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to any of the Government Contracts or Government Bids of the Company.

(b)There are (i) no outstanding claims against the Company by any Governmental Authority or by any prime contractor, subcontractor, vendor or other third party arising under any Government Contract or Government Bid and (ii) no outstanding disputes with any Governmental Authority under the Contract Disputes Act, 41 U.S.C. §§ 601-613 or any other applicable Law, or between the Company on the one hand, and any prime contractor, subcontractor or vendor on the other hand, arising under or relating to any such Government Contract or Government Bid.  The Company has not received any written notice that it may be subject to any such claim or dispute described in the foregoing clauses (i) or (ii). The Company has no interest in any pending or potential claim under the Contract Disputes Act against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid, and no money due to the Company pertaining to any such Government Contract has been withheld or set off.

(c)Except as set forth on Section 3.29(c) of the Company Disclosure Schedule, with respect to each Current Government Contract, (i) there are no audits, completed or underway, by any Governmental Authority that recommend (or that would reasonably be expected, in the case of an audit that is currently underway, to result in a recommendation) that the Company make any payments to a Governmental Authority, (ii) all representations, claims or certifications submitted by or on behalf of the Company in connection with such Current Government Contracts were complete and accurate in all material respects as of their effective date, and (iii) the Company has not submitted any certified cost or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with any Current Government Contract or Government Bid.

(d)The business and cost accounting systems of the Company are in compliance with applicable Laws and (i) have been approved, where applicable, by the Defense Contract Management Agency or other Governmental Authority as adequate for accumulating and billing costs under and otherwise for complying with contractual requirements, to the extent evaluated, and (ii) have not been determined in writing by any Governmental Authority not to be in compliance with any applicable Laws. All costs (including without limitation Direct Costs and Indirect Costs (as such terms are defined in Federal Acquisition Regulations (“FAR”))) charged to any Government Contract prior to the Closing have been or shall be allowable, allocable, reasonable, and reimbursable in accordance with all applicable FAR, cost principles, and the terms of the underlying Government Contracts. Except as set forth on Section 3.29(d) of the Company Disclosure Schedule, no incurred or claimed Direct Cost and/or Indirect Cost in excess of $250,000 shall be disallowed for any period of time prior to the Closing Date.  No credit or refund shall be due to any customer under any Government Contract resulting from the Company having billed Indirect Cost Rates prior to the Closing in excess of either the corresponding In-House Actual Indirect Cost Rates or Final Indirect Cost Rates or otherwise.

(e)Since January 1, 2015, (i) no Government Contract has been terminated for convenience or default or threatened with termination for default, termination for convenience, breach of contract or material violation of any Law; (ii) the Company has not received or been threatened with any show cause, cure, deficiency, default or similar notice relating to any Government Contract; and (iii) no Governmental Authority, and no prime contractor or higher-tier subcontractor of any Governmental Authority, has withheld or set off, or threatened or attempted to withhold or set off, any money due to the Company under any Current Government Contract on any basis, including the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Authority, prime contractor or higher-tier subcontractor or any of their audit representatives.  To the Knowledge of the Company, no event, condition or omission has occurred or exists that would reasonably be expected to constitute grounds for one of the actions set forth in clauses (i)-(iii).

(f)None of the Company’s Current Government Contracts or Government Bids are set aside for, or were awarded based upon the Company’s 8(a) status, small business status, small disadvantaged business status, historically underutilized business zone small business status, women owned small business status, veteran-owned small business status, service-disabled veteran-owned small business status and/or other preferential status. The Company has accurately represented its size status and preferential status for each Government Bid and Government Contract and has notified relevant Governmental Authorities or higher-tier contractors of any changes in its size or preferential status in accordance with applicable requirements.  In performing each Government Contract, the Company has complied with the limitations on subcontracting rule, FAR clause 52.219-14, 13 C.F.R. § 125.6, and the non-manufacturer rule, 13 C.F.R. § 121.406(b), as applicable.

(g)Since its inception, neither the Company nor, to the Knowledge of the Company, any Company Principal (as that term is defined in FAR 2.101 (48 C.F.R. 2.101)) (i) is or has been suspended, debarred, proposed for suspension or debarment or declared ineligible for the award of any Government Contract or (ii) was the subject of a finding of noncompliance, non-responsibility or ineligibility for contracting with any Governmental Authority. Since its inception, the Company has not received any determination of noncompliance (except for routine matters relating to audits in the ordinary course of business all of which have been fully resolved), entered into any consent order or undertaken any internal investigation pertaining to any Government Contract. Except as set forth on Section 3.29(g) of the Company Disclosure Schedule, neither the Company nor any Company Principal has made, nor are any of them required to make, any disclosure to a Governmental Authority, an Inspector General of an agency, department or branch of the U.S. Government, or a Contracting Officer (as defined in FAR 2.101) in connection with the Company’s performance of any Current Government Contract under FAR Subpart 3.1003 or FAR 52.203-13, nor is the Company or any of its respective Principals aware of any credible evidence of any violations identified in FAR 52.203-13. To the extent required by any Current Government Contract, the Company has complied in all material respects with FAR 52.203-13 Contractor Code of Business Ethics and Conduct, and implemented the applicable compliance and business awareness programs.

(h)Since its inception, there has been no (i) to the Knowledge of the Company, civil fraud or criminal investigation of the Company by any Governmental Authority, (ii) indictment or information filed against the Company by any Governmental Authority, (iii) contracting officer’s final decision or legal proceeding by which any Governmental Authority claims that the Company is liable to a Governmental Authority, or (iv) circumstance in which the Company, or any other party to a Government Contract, has terminated, cancelled or waived any material term or condition of any Government Contract.

(i)Since January 1, 2015, the Company has complied in all material respects with all material terms and conditions of its Government Contracts, including all clauses, provisions and requirements incorporated expressly by reference therein. To the Knowledge of the Company, none of the subcontractors, teaming partners, consultants, agents or representatives of the Company has violated any Government Contract or applicable Law in connection with any Government Contract or any Government Bid for which the Company may have liability or suffer any other adverse consequences.

(j)No Current Government Contract has incurred or currently projects losses or cost overruns.

(k)The Company has not assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any account receivable or other right of the Company arising under any Current Government Contract.

(l)The Company (i) has taken all steps required under any Government Contracts and applicable Law to protect its rights in and to the Company Intellectual Property, (ii) has included the proper restrictive legends on all copies of any Company Intellectual Property delivered in connection with any Government Contract and, (iii) other than as required under any Current Government Contract, is not obligated to provide a license to any Governmental Authority to use or disclose any Company Intellectual Property used in connection with such Government Contract. The Company is not using any Intellectual Property developed under any Government Contract for purposes inconsistent with the terms of such Government Contract without having validly obtained any necessary prior permission of the Governmental Authority involved.

(m)No Governmental Authority has not loaned, bailed or otherwise furnished to the Company any personal property, equipment or fixtures necessary to perform any Government Contract.

(n)The Company is not (i) subject to or bound by any Organizational Conflict of Interest or unfair competitive advantage (as defined by FAR subparts 9.5 or 3.1 and/or any other applicable Laws, an “OCI”) contractual provisions that have had or reasonably would be expected to have a material and adverse effect on the ability of the Company to perform or seek to perform future Government Contracts, or (ii) a party to or bound by any mitigation plan resulting from any actual or perceived OCI involving the Company. In the past six (6) years, the Company and its respective employees have not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any procurement an OCI.

(o)The Company has not received any written or, to the Knowledge of the Company, oral adverse or negative past performance evaluations or ratings (i.e. evaluations or ratings of less than “Acceptable” or “Satisfactory”) pertaining to any Government Contract by any Governmental Authority within the past six (6) years.  To the Knowledge of the Company, no fact, condition or omission has occurred or exists that could result in any adverse or negative past performance evaluation or rating regarding the Current Government Contracts, or that could affect the evaluation of the Company’s (or their successor’s) Government Bids.

(p)Except as set forth on Section 3.29(p) of the Company Disclosure Schedule, none of the Current Government Contracts are subject to termination by a Governmental Authority solely as a result of the consummation of the Contemplated Transactions nor, to the Knowledge of the Company, are any of the Company’s customers reasonably expected, as a result of the consummation of the Contemplated Transactions, to seek to terminate (in whole or in part), reduce the scope of or elect not to exercise an option to extend the period of performance of any of the Current Government Contracts.

3.30.No Brokers.

Neither the Company nor any of their respective directors, officers, employees or agents has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.31.Disclosure. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and Merger Sub (including any information, documents or material delivered or made available to Parent in the dataroom, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof and on and as of the Closing Date as follows:

4.1.Organization and Power.

Parent is duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  Merger Sub is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

4.2.Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Parent and Merger Sub are a party and the performance by Parent and Merger Sub of the Contemplated Transactions that are required to be performed by Parent and Merger Sub have been duly authorized by the board of directors of both Parent and Merger Sub in accordance with applicable Law and their respective certificates of incorporation and bylaws or other similar organizational documents of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Parent and Merger Sub are a party or the consummation of the Contemplated Transactions that are required to be performed by Parent and Merger Sub.  This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Parent and Merger Sub will be, at the Closing, duly authorized, executed and delivered by Parent and Merger Sub and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of Parent and Merger Sub enforceable against each in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.No Violation.

The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Documents to which each is a party, consummation of the Contemplated Transactions that are required to be performed by each and compliance with the terms of this Agreement and the Ancillary Documents to which each is a party will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, or (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any properties of Parent or Merger Sub are bound or affected, except as would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or the performance by Parent or Merger Sub of any of their material obligations under this Agreement or the Ancillary Documents.

4.4.Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Parent or Merger Sub is a party.

4.5.No Brokers.

No agent, broker, Person or firm acting on behalf of Parent or Merger Sub or their Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the Contemplated Transactions.

4.6.Operations of Merger Sub.

Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

4.7.Issuance of Stock Consideration.

Upon issuance of the Stock Consideration in accordance with the terms of this Agreement, the Stock Consideration, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof (other than those arising from applicable securities Laws), with the holders being entitled to all rights accorded to a holder of Parent Common Stock.

4.8.SEC Documents; Financial Statements.

During the two (2) years prior to the date hereof, Parent has filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). Parent has delivered or has made available to the Securityholders’ Representative true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. Subject to the subsequent filing of an amendment to an SEC Document with the SEC prior to date of this Agreement, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Parent included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by Parent or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by Parent on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by Parent in its financial statements or otherwise. No other information provided by or on behalf of Parent to the Securityholders’ Representative which is not included in the SEC Documents (including, without limitation, information in the disclosure schedules to this Agreement) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. Parent is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of Buyer with respect thereto) included in the SEC Documents (the “Parent Financial Statements”), nor is Parent currently aware of facts or circumstances which would require Parent to amend or restate any of the Parent Financial Statements, in each case, in order for any of the Parent Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. Parent has not been informed by its independent accountants that they recommend that Parent amend or restate any of the Parent Financial Statements or that there is any need for Parent to amend or restate any of the Parent Financial Statements. Parent has engaged BF Borges CPA PC to audit the consolidated financial results for Parent and its Subsidiaries.

4.9.Absence of Certain Changes.

Since the date of Parent’s most recent audited financial statements contained in a Form 10-K, there has been no event that resulted or would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries. Since the date of Parent’s most recent audited financial statements contained in a Form 10-K, neither Parent nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any material assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any material capital expenditures, individually or in the aggregate, outside of the ordinary course of business. Neither Parent nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Parent or any of its Subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

4.10.No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, Liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur specific to Parent, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that has not been publicly disclosed and would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries.

4.11.Conduct of Business; Regulatory Permits.

Neither Parent nor any of its Subsidiaries is in violation of any term under its articles of incorporation, certificates of designation, bylaws, organizational charter, certificate of formation, memorandum of association, articles of association, or operating agreement, as applicable. Neither Parent nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for violations which would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries. Without limiting the generality of the foregoing, Parent is not in violation of any of the rules, regulations or requirements of NASDAQ and has no knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of the Parent Common Stock by NASDAQ in the foreseeable future. During the one year prior to the date hereof, (i) the Parent Common Stock has been listed or designated for quotation on NASDAQ, (ii) trading in the Parent Common Stock has not been suspended by the SEC or NASDAQ and (iii) Parent has received no communication, written or oral, from the SEC or NASDAQ regarding the suspension or delisting of the Parent Common Stock from NASDAQ, which has not been publicly disclosed. Parent and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries.

4.12.Capitalization.

(a)As of the date hereof, the authorized capital stock of Parent consists of (A) 1,500,000,000 shares of Parent Common Stock, of which 344,324,477 shares are issued and outstanding and (B) 50,000,000 shares of preferred stock, of which 7,000,000 shares are issued and outstanding.

(b)All of such outstanding shares are duly authorized and have been validly issued and are fully paid and nonassessable.

(c)Except as disclosed in the SEC Documents: (i) none of Parent’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or Liens suffered or permitted by Parent or any Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of Parent or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which Parent or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of Parent or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of Parent or any of its Subsidiaries; (iii) there are no agreements or arrangements under which Parent or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (iv) there are no outstanding securities or instruments of Parent or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Parent or any of its Subsidiaries is or may become bound to redeem a security of Parent or any of its Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Stock Consideration; and (vi) neither Parent nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(d)Parent has furnished to the Securityholders’ Representative or filed on the EDGAR system true, correct and complete copies of Parent’s articles of incorporation, as amended and as in effect on the date hereof, and Parent’s bylaws, as amended and as in effect on the date hereof.

4.13.Litigation.

There is no Litigation before or by NASDAQ or any Governmental Authority pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, the Parent Common Stock or any of Parent’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, which would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries is the subject of any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries.

4.14.Insurance.

Parent and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Parent believes to be prudent and customary in the businesses in which Parent and its Subsidiaries are engaged. Neither Parent nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on Parent and its Subsidiaries.

4.15.Manipulation of Price.

Neither Parent nor any of its Subsidiaries has, and, to the knowledge of Parent, no Person acting on their behalf has, directly or indirectly, taken any action designed to cause or to result in the manipulation of the price of any security of Parent or any of its Subsidiaries.

4.16.Money Laundering.

Parent and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws, including the Laws and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)) and any regulations contained in 31 CFR, Subtitle B, Chapter V.

4.17.Disclosure.

Parent confirms that neither it nor any other Person acting on its behalf has provided the Securityholders’ Representative, the Securityholders, or their respective agents or counsel with any information that constitutes or would reasonably be expected to constitute material, non-public information concerning Parent or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the Ancillary Documents. Parent understands and confirms that the Securityholders will rely on the foregoing representations in effecting transactions in securities of Parent. All disclosure provided to the Securityholder Representative and the Securityholders regarding Parent and its Subsidiaries, their businesses and the transactions contemplated hereby, furnished by or on behalf of Parent or any of its Subsidiaries, taken as a whole, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of Parent or any of its Subsidiaries to the Securityholders’ Representative and the Securityholders pursuant to or in connection with this Agreement and the Ancillary Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to Parent or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law requires public disclosure at or before the date hereof or announcement by Parent but which has not been so publicly disclosed.

4.18.Private Placement.

Assuming the accuracy of the Securityholders’ representations and warranties set forth in this Agreement and the Ancillary Documents, no registration under the Securities Act is required for issuance of the Stock Consideration by Parent to the Securityholders as contemplated hereby, and the issuance of the Stock Consideration hereunder does not contravene the rules and regulations of NASDAQ.

4.19.Disclosure. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, neither the Parent, Merger Sub, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Parent or Merger Sub, including any representation or warranty as to the accuracy or completeness of any information regarding the Parent or Merger Sub furnished or made available to the Company or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

Covenants

5.1.Conduct of the Company.

(a)Except as otherwise expressly contemplated by this Agreement or as consented to in writing by Parent (such consent not be unreasonably withheld, conditioned, or delayed), during the period from the date hereof to the Closing Date, the Company shall conduct its business and operations in the ordinary course, consistent with past practice, and to the extent consistent therewith (i) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, (ii) use commercially reasonable efforts to perform and comply with its Material Contracts and Government Contracts, (iii) comply with applicable Laws, (iv) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (v) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business.

(b)Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as consented to in writing by Parent (such consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall not:

(i)modify or amend any of the organizational documents of the Company;

(ii)issue, authorize the issuance of, split, redeem, combine, reclassify, repurchase, or otherwise acquire any Equity Securities of the Company;

(iii)declare, set aside or pay any cash or non-cash dividend or make any cash or non-cash distribution in respect of any Equity Securities of the Company;

(iv)incur or suffer to exist any Indebtedness, except for working capital borrowings incurred in the ordinary course of business consistent with past practice and;

(v)amend, renew (other than in the ordinary course of business), terminate or waive any Material Contract or Government Contract or any provision thereof;

(vi)enter into any Contract that purports to limit, curtail or restrict (A) the kinds of businesses in which the Company or its existing or future Affiliates may conduct their respective businesses, (B) the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services, or (C) the acquisition of any business;

(vii)acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(viii)divest, sell, transfer, lease, license, mortgage, pledge or otherwise dispose of, or encumber any asset of the Company, other than the sales of products or services in the ordinary course of business consistent with past practice;

(ix)adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company;

(x)enter into or adopt any employee benefit plan or employment or severance agreement, or amend any Plan, except in the ordinary course of business to the extent required by Law or as expressly contemplated by this Agreement;

(xi)hire any new officers or management-level employees or terminate the services of any existing officers or management level employees, make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Company, except (A) in connection with promotions or periodic reviews of employees (but not directors or officers) in the ordinary course of business, or (B) to the extent required by any Plan disclosed in Section 3.19(a) of the Company Disclosure Schedule;

(xii)file or cause to be filed any Tax Return with respect to the Company other than in accordance with past practice, amend any Tax Return, enter into any closing agreement, make or change any Tax election, change any Tax method of accounting, or agree to extend the statute of limitations in respect of any Taxes;

(xiii)change accounting policies or procedures of the Company except to the extent required to conform with GAAP;

(xiv)change the fiscal year of the Company;

(xv)settle or compromise any pending or threatened Litigation in such a manner as to create any material obligations on the Company that would not be fully performed prior to the Closing;

(xvi)fail to invoice customers or pay Taxes, accounts payable and other Liabilities when due and pay or perform other material obligations when due, in each case in the ordinary course and in a manner consistent with past practice;

(xvii)cancel or terminate any of the Insurance Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed Insurance Policies are in full force and effect; or

(xviii)authorize, agree, resolve, or consent to any of the foregoing.

5.2.Access to Information.

During the period from the date hereof through the earlier to occur of the Closing Date and the termination of this Agreement, the Company shall provide Parent, Merger Sub, and their respective authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of the Company as Parent may reasonably request; provided, that (a) Parent and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company, (b) the Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) the Company will not be required to supply Parent with any information that, in the reasonable judgment of the Company after consulting with outside counsel, the Company is under a contractual or legal obligation not to supply; provided that the Company shall use commercially reasonable efforts to obtain a waiver of such obligation or otherwise take such action as is needed to enable Parent to have access to such information.

5.3.Consents and Approvals.

(a)Subject to the terms and conditions of this Agreement, each of the Company, the Securityholders’ Representative, Parent, and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Contemplated Transactions, including, without limitation (a) preparing and filing as promptly as practicable with any Governmental Authority all documentation necessary to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, waivers and other confirmations, in each case, required to be made with or obtained from any Governmental Authority that are necessary, proper or advisable to consummate the Contemplated Transactions (collectively, the “Regulatory Approvals”); provided that neither Parent, Merger Sub, nor their respective Affiliates shall have any obligation to make payments to any third party in connection with obtaining any Regulatory Approvals, (c) obtaining the consents, waivers, approvals, orders and authorizations (the “Third Party Approvals”) under Material Contracts that require any such consent, waiver, approval, order or authorization, (d) obtaining all necessary or appropriate consents, waivers and agreements, if any, with or from holders of Warrants to the extent any such consent, waiver or agreement may be reasonably required to cause such Warrants to be cancelled and extinguished pursuant to Section 2.5(d), (e) obtaining novation of the Cooperative Agreement (and any other Contracts entered into after the date hereof and prior to the Closing that require novation) in accordance with FAR (the “Novation(s)”), and (f) fulfilling all conditions to this Agreement (provided that the foregoing shall in no event be interpreted to require any party to waive any condition precedent to its obligations to close the Contemplated Transactions).  Each party shall use commercially reasonable efforts to furnish to the other parties all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions.

(b)At the Closing, the Aggregate Consent Holdback Amount shall be withheld by Parent from the consideration deliverable to the Securityholders at the Closing in order to secure against the failure to obtain any required consents, waivers, approvals, orders, authorizations, and novations in respect of the Unobtained Consents.  In the event that the required consent, waiver, approval, order, authorization, or novation, as applicable, in respect of an Unobtained Consent is obtained by the Surviving Corporation prior to the six (6)-month anniversary of the Closing Date, then Parent shall, within three (3) Business Days following such receipt, deliver or cause to be delivered to the Securityholders’ Representative, for further distribution to the Securityholders in accordance with Section 2.7(a)(vi) and Section 2.7(c)(vi), a number of shares of Parent Common Stock equal to (x) the Consent Holdback Amount in respect of such Unobtained Consent divided by (y) the VWAP as of the Closing Date.  For the avoidance of doubt, if the required consent, waiver, approval, order, authorization, or novation, as applicable, with respect to an Unobtained Consent is not obtained by the Surviving Corporation prior to the date that is the six (6)-month anniversary of the Closing Date, then (i) the Securityholders shall be deemed to have irrevocably waived all right to receive any portion of the Consent Holdback Amount in respect of such Unobtained Consent and (ii) the Securityholders shall thereafter have no right to receive all or any portion of the Consent Holdback Amount in respect of such Unobtained Consent (even if such required consent, waiver, approval, order, authorization, or novation, as applicable, is obtained following such date).

5.4.Tax Matters.

(a)The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all other Tax Returns of the Surviving Corporation that are filed after the Closing Date (including, for the avoidance of doubt, any Tax Returns that were due but unfiled prior to the Closing Date).  All such Tax Returns shall be prepared in a manner consistent with prior practice, unless such prior practice is not in accordance with applicable Law. The parties agree that any Tax Returns filed after the Closing Date shall elect the safe harbor election described in IRS Revenue Procedure 2011-29 with respect to any “success-based fee” described in Treasury Regulation Section 1.263(a)-5(f) relating to the Contemplated Transactions. The Surviving Corporation shall provide the Securityholders’ Representative with a draft copy of each such Tax Return that reflects any liability for Pre-Closing Taxes at least ten (10) Business Days prior to the filing of such Tax Return (taking into account permitted extensions that have been granted) for its review and comment and, with respect to each such Income Tax Return, shall  make such changes to such Tax Return as the Securityholders’ Representative reasonably determines necessary or appropriate, but only to the extent that such changes (i) are determined, by a jointly selected arbiter from a nationally recognized independent public accounting firm, to constitute a position that is at least “more likely than not” to be sustained and (ii) impact the amount of Pre-Closing Taxes payable by the Securityholders.  All costs and expenses of the nationally recognized independent public accounting firm incurred in making the “more likely than not” determination shall be borne by the Securityholders.  The Securityholders are jointly and severally responsible for any liability for Pre-Closing Taxes shown as due on any Tax Returns filed pursuant to this Section 5.4(a) and, to the extent paid by the Surviving Corporation, the Surviving Corporation shall be entitled to be reimbursed from the Indemnity Escrow Amount for the amount of any Tax liabilities that are Pre-Closing Taxes that were unpaid as of the Closing Date.

(b)The Surviving Corporation, the Securityholders’ Representative and Parent shall cooperate fully, as and to the extent reasonably requested by any party hereto, in connection with (i) the filing of Tax Returns pursuant to this Article V, (ii) any other Tax Returns required to be filed in connection with the Contemplated Transactions (including, without limitation, required filings under Section 6043 or Section 6043A of the Code or the Treasury Regulations thereunder), and (iii) any Tax Contest.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, the Surviving Corporation and the Securityholders’ Representative agree (x) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Surviving Corporation or the Securityholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Surviving Corporation or the Securityholders’ Representative, as the case may be, shall allow the other to take possession of such books and records.

(c)All Transfer Taxes shall be borne by the Securityholders.  The party responsible under applicable Law shall timely prepare all necessary Tax Returns with respect to all such Transfer Taxes and shall provide a draft copy of such Tax Returns and other documentation to Securityholders’ Representative at least ten (10) Business Days prior to the due date for such Tax Returns for its review and comment and shall incorporate all comments made by Securityholders’ Representative.  The party responsible under applicable Law shall timely file or cause to be filed all such Tax Returns, and Parent and the Surviving Corporation shall reasonably cooperate with the Securityholders’ Representative as may be necessary to effectuate such filings.

(d)All Tax Sharing Agreements with respect to or involving the Company shall have been terminated no later than the Closing Date and, after the Closing Date, the Surviving Corporation shall not be bound thereby or have any liability thereunder.

(e)Following the Closing, neither Parent nor the Surviving Corporation shall amend any previously filed Tax Return of the Company to the extent that such Tax Return relates to any Pre-Closing Tax Period without the prior written consent of the Securityholders’ Representative (which will not be unreasonably withheld, conditioned or delayed). Parent shall, if the Securityholders’ Representative requests and at the expense of the Securityholders’ Representative, cause the relevant entity to file for and obtain any refunds or credits to which the holders may be entitled hereunder. Any refunds (including, for the avoidance of doubt, overpayments of estimated taxes) of Taxes of the Company for any Pre-Closing Tax Period will be for the benefit of the Securityholders, and the Parent will forward such refunds, together with any interest thereon but less any expenses incurred in connection with obtaining such refund and any Taxes due with respect to such refund, as directed by Securityholders’ Representative within ten (10) days of receipt.

(f)Notwithstanding any provision of this Agreement to the contrary, all Tax deductions and credits attributable to the expenses of the Company relating to or arising from the Contemplated Transactions shall be allocated to the Pre-Closing Tax Period (and reported accordingly for Tax purposes) to the extent permitted by applicable Law.  Any net operating loss or tax credit shall be carried back to the earliest taxable period permitted by Law, and no election will be made for such net operating losses or tax credits to only be carried forward unless otherwise requested in writing by the Securityholders’ Representative.

(g)Notwithstanding anything herein to the contrary, Parent (and, after the Closing, the Surviving Corporation), shall be entitled to, (i) initiate, participate in and control any “voluntary disclosure” process or procedure sponsored by a particular Governmental Authority with respect to Taxes of the Company for any Pre-Closing Tax Period or Straddle Period (and any related process with respect to other Taxes that is required under applicable Law in order to participate in such voluntary disclosure process), (ii) approach on an anonymous basis and seek a resolution in a manner similar to the “voluntary disclosure” process or procedure for any jurisdiction that does not have a formal “voluntary disclosure” process or procedure with respect to Taxes of the Company for any Pre-Closing Tax Period or Straddle Period (and any related process with respect to other Taxes that is required under applicable Law in order to participate in such process or procedure), and (iii) make any remedial Tax filings with respect to any Pre-Closing Tax Period or Straddle Period, including, for the avoidance of doubt, any remedial Tax filings relating to sales and use Taxes or in any non-U.S. jurisdiction, that Parent reasonably determines to be appropriate (each, a “Specified Proceeding”).  For each Specified Proceeding, Parent (A)

shall diligently prosecute such Specified Proceeding in good faith, (B) shall keep the Securityholders’ Representative reasonably informed of the status of developments with respect to such Specified Proceeding, (C) provide the Securityholders’ Representative with copies of all written materials related to such Specified Proceeding and provide the Securityholders’ Representative with a draft of any filings or submissions with respect to such Specified Proceeding (and Parent shall incorporate any reasonable comments requested by the Securityholders’ Representative thereon), and (D) allow the Securityholders’ Representative to participate in all discussions and meetings with a Governmental Authority in connection with such Specified Proceeding.

5.5.Confidentiality.

Each of the parties hereto acknowledges and agrees that the Mutual Non-Disclosure Agreement, dated November 23, 2020 (the “NDA”), between Parent and the Company, shall remain in full force and effect until the Closing and that any books and records, data and other information provided to the Company, the Securityholders’ Representative, the Securityholders, Parent and Merger Sub between the date hereof and the Closing shall be considered Confidential Information (as such term is defined in the NDA) and afforded all protections provided therein.

5.6.Indebtedness; Transaction Expenses.

The Company shall pay, satisfy, and discharge prior to or at the Closing from the Cash balances of the Company (i) any and all Indebtedness of the Company so that immediately after the Closing the Surviving Corporation shall have no liability or responsibility with regard to any such Indebtedness, and (ii) any and all Transaction Expenses owed to Persons by the Company so that immediately after the Closing the Surviving Corporation shall have no liability or responsibility with regard to such Transaction Expenses.  To the extent the Company’s Cash balances are insufficient to satisfy and discharge the foregoing obligations, the Securityholders’ Representative shall, as soon as practicable following the Closing, pay, satisfy and discharge the foregoing out of the Closing Consideration.

5.7.Exclusivity.

From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, neither the Company nor the Securityholders’ Representative shall solicit, encourage or facilitate (including by way of providing information regarding the Company or its business to any Person or providing access to any Person) any inquiries, discussions or proposals regarding, continue or enter into discussions or negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the assets or properties of the Company (other than the sale of products or services in the ordinary course of business consistent with past practices) or any Equity Securities of the Company, any merger, business combination or recapitalization involving the Company, the liquidation, dissolution or reorganization of the Company, or any similar transaction, and the Company shall use its best efforts to cause its Affiliates and Representatives to refrain from any of the foregoing.  The Securityholders’ Representative shall promptly notify Parent if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, any of the Securityholders’ Representative, the Company, the Securityholders or their respective Affiliates or Representatives.

5.8.Public Announcements.

The timing and content of all press releases or public announcements regarding any aspect of this Agreement, any Ancillary Document, or the Contemplated Transaction to the financial community, government agencies or the general public shall be mutually agreed upon in advance by Parent and the Securityholders’ Representative.  Notwithstanding the foregoing, each such party may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law or any listing agreement with any national securities exchange to which such party is subject; provided, that such party shall consult with the other party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other party with copies of any such announcement.

5.9.Notice of Developments.

From and after the Closing Date, the Securityholders’ Representative shall promptly notify Parent of (a) any notice or other communication from any Person challenging the Contemplated Transactions, (b) any notice or other oral or written communication from any Governmental Authority in connection with or relating to the Contemplated Transactions, and (c) any event that constitutes, or would reasonably be expected to constitute as of the Closing Date, a breach or violation of any representation, warranty, covenant or agreement of the Company under this Agreement; provided that no disclosure by the Securityholders’ Representative pursuant to this Section 5.9, or any other communication from the Securityholders’ Representative after the date hereof, shall be deemed (i) to amend or supplement the Company Disclosure Schedule or exhibits attached hereto or the representations and warranties contained in this Agreement, (ii) to prevent or cure any misrepresentation or breach of warranty, (iii) to affect in any way the indemnification provided under Section 8.2(a), or (iv) to otherwise prejudice any right or remedies of the Parent Indemnitees.

5.10.Termination of Affiliated Loans.

The Company shall cause all Affiliated Loans to be repaid, satisfied, discharged, and terminated at or prior to the Closing (including, as necessary, offsetting amounts owed to the Company against amounts to be paid to a Securityholder pursuant to this Agreement).

5.11.Retention Plan.

Prior to the Closing, Parent and the Securityholders’ Representative shall negotiate in good faith and use commercially reasonable efforts to agree upon a retention plan that will be implemented by the Surviving Corporation following the Closing (the “Retention Plan”).  The Retention Plan shall (a) provide for payment to certain management employees of (i) an aggregate of $5,000,000 for achievement of the Level 1 Target and (ii) an aggregate of $5,000,000 for achievement of the Level 2 Target, (b) condition such payments to each such employee to such employee remaining employed by the Surviving Corporation from the Closing Date through the date such payment is made, (c) provide each such employee with the right to elect to have such payments made in the form of cash and/or shares of Parent Common Stock, and (d) contain such other terms and conditions as may be mutually agreed between Parent and the Securityholders’ Representative.

5.12.Employees.

(a)During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Parent shall provide each employee who remains employed immediately after the Closing (each a “Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; and (iii) employee benefits that are no less favorable in the aggregate than those provided by the Company to such Company Continuing Employee immediately prior to the Closing.

(b)With respect to any employee benefit plan maintained by Parent or its Affiliates in which any Company Continuing Employees will participate effective on or after the Closing (collectively, “Parent Plans”), Parent shall recognize and credit all service of the Company Continuing Employees with the Company (including any of its applicable predecessors), for vesting and eligibility purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Plan.

(c)Nothing in this Section 5.12 is intended to (i) constitute an amendment to any employee benefit plan of either the Company or the Parent, (ii) change the at-will employment status of any employee or limit the Surviving Corporation’s right to terminate the employment of any employee, or (iii) grant third party beneficiary rights to any Person.

5.13.Section 280G.

Not less than three (3) Business Days prior to the Closing Date, the Company shall submit to the Stockholders for approval (in a manner and with disclosure documentation reasonably satisfactory to Parent) by a vote of such Stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder (the “280G Stockholder Vote”), any such payments or other benefits that may, separately or in the aggregate, result in “parachute payments” within the meaning of Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code) and the Treasury Regulations thereunder (the “280G Payments”), such that, if the 280G Stockholder Vote is received approving the 280G Payments, such 280G Payments shall not cause there to be “excess parachute payments” within the meaning of 280G(b)(1) of the Code and the Treasury Regulations thereunder.  The 280G Stockholder Vote shall establish the right of each “disqualified individual” within the meaning of Section 280G(c) of the Code (a “Disqualified Individual”) to receive or retain the 280G Payments.  Prior to the 280G Stockholder Vote, the Company shall obtain, from each Disqualified Individual who might be expected to receive a 280G Payment, a written, executed waiver (in a form reasonably satisfactory to Parent), pursuant to which such Disqualified Individual agrees to waive any and all rights to any payments, to the extent such payments would cause the 280G Payments not to be deductible pursuant to Section 280G of the Code (the “280G Waivers”). Such 280G Waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Stockholder Vote for such item is obtained. In addition, the Company shall provide adequate disclosure to the Stockholders (including to the extent required by Section 280G of the Code and the Treasury Regulations thereunder) of all material facts concerning all payments to any such Disqualified Individual that, but for the 280G Stockholder Vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations thereunder. Parent and its counsel shall be provided with drafts of the disclosure statement, 280G Waivers, and the consent to be signed by Stockholders referenced in this Section 5.13 for review and approval before being finalized.  Parent and its counsel shall also be provided copies of all documents executed by the Stockholders and Disqualified Individuals in connection with the 280G Stockholder Vote.

ARTICLE VI

Conditions to Closing

6.1.Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Securityholders’ Representative):

(a)Representations and Warranties.  (i) The Fundamental Representations of Parent and Merger Sub shall be true and correct in all respects as of the date when made and as of the Closing Date, except for those Fundamental Representations of Parent and Merger Sub made as of a specified date, which shall be measured only as of such specified date, and (ii) the representations and warranties of the Parent and Merger Sub in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications) in all material respects as of the date when made and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(b)Performance.  Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.

(c)Deliveries.  The Securityholders’ Representative shall have received the deliveries contemplated by Section 7.2.

(d)Retention Plan.  The Retention Plan shall have been established, in form and substance reasonably satisfactory to the Securityholders’ Representative.

(e)Growth Capital Plan.  A written plan for the contribution of the Growth Capital shall have been established in form and substance reasonably satisfactory to Company management and the Securityholders’ Representative and executed by Parent.

(f)No Injunction.  No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute,

rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

6.2.Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Parent):

(a)Representations and Warranties.   (i) The Fundamental Representations of the Company shall be true and correct in all respects as of the date when made and as of the Closing Date, except for those Fundamental Representations of the Company made as of a specified date, which shall be measured only as of such specified date, and (ii) the representations and warranties of the Company in this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications) in all material respects as of the date when made and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(b)Performance.  The Company and the Securityholders’ Representative shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.

(c)Deliveries.  Parent shall have received the deliveries contemplated by Section 7.1.

(d)No Material Adverse Effect.  Since the date hereof, there shall have been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(e)[Reserved].

(f)Indebtedness.  The Company shall have no Indebtedness.

(g)Transaction Expenses.  There shall be no accrued but unpaid Transaction Expenses.

(h)No Injunction.  No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

ARTICLE VII

Deliveries by the Company at Closing

7.1.Deliveries by the Company at Closing.

On the Closing Date, the Company shall deliver or cause to be delivered to Parent:

(a)Written resignations, dated as of the Closing Date, of each of the officers and directors of the Company requested by Parent, in form and substance reasonably satisfactory to Parent.

(b)Documentation evidencing the repayment or satisfaction in full, and discharge and termination, of all Indebtedness (other than with respect to the PPP Loan), including payoff letters, UCC termination statements and documentation evidencing the release of Liens relating thereto, as applicable, in form and substance reasonably satisfactory to Parent.

(c)An affidavit issued pursuant to and in compliance with Section 1445 of the Code (and the Treasury Regulations thereunder) and dated as of the Closing Date, in the form described in Treasury Regulation Section 1.1445-2(c)(3), certifying that the Company is not a United States Real Property Holding Company within the meaning of Section 1445 of the Code.

(d)A restrictive covenant agreement, substantially in the form attached hereto as Exhibit C, duly executed by the Company and each of the employees set forth on Section 7.1(d) of the Company Disclosure Schedule (collectively, the “RCAs”);

(e)An officer’s certificate signed by the chief executive officer of the Company and the Securityholders’ Representative to the effect set forth in Section 6.2(a), 6.2(b), 6.2(d), 6.2(f), and 6.2(g).

(f)A certificate, signed by the secretary of the Company and dated as of the Closing Date, certifying that (a) attached thereto is a true, correct and complete copy of the certificate of incorporation and bylaws of the Company as in effect on the date of such certification, (b) attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, and that such resolutions are in full force and effect, and (c) attached thereto is a true, correct and complete copy of the written consent of holders of a majority-in-interest of the issued and outstanding shares of Preferred Stock and holders of a majority-in-interest of the issued and outstanding shares of Capital Stock duly authorizing and adopting the execution, delivery and performance of this Agreement and the Ancillary Documents, and that such resolutions are in full force and effect.

(g)Certificates of the Secretary of State of the applicable states of incorporation, which certificates shall be of a reasonably recent date, as to the due incorporation and good standing (or equivalent) of the Company.

(h)An escrow agreement, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), duly executed by each of the Securityholders’ Representative and American Stock Transfer & Trust Company, LLC (the “Escrow Agent”).

(i)Evidence, in a form reasonably satisfactory to Parent, that the agreements set forth on Section 7.1(i) of the Company Disclosures Schedule (the “Financing Documents”) have been terminated.

(j)A proprietary information and inventions assignment agreement, in a form reasonably satisfactory to Parent, duly executed by each of the Company and Michael Masquelier.

(k)Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

7.2.Deliveries by Parent and Merger Sub at Closing.

On the Closing Date, in addition to the deliverables of Parent set forth in Section 2.6(d), Parent shall deliver or cause to be delivered to the Securityholders’ Representative:

(a)An officer’s certificate signed by the chief executive officer of Parent to the effect set forth in Section 6.1(a) and 6.1(b).

(b)The Escrow Agreement, duly executed by Parent and the Escrow Agent.

(c)Each of the RCAs, duly executed by Parent.

(d)Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.

ARTICLE VIII

Indemnification; Survival

8.1.Expiration of Representations and Warranties.

All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern time) on the date that is the eighteen (18)-month anniversary of the Closing Date (the “Expiration Date”), and all liability with respect to such representations and warranties shall thereupon be extinguished; provided, that (a) the representations and warranties of the Company set forth in Section 3.15 (Environmental Matters), Section 3.19 (Employee Benefits) and Section 3.20 (Tax Matters) shall continue in full force and effect until thirty (30) days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein, (b) the representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization), and Section 3.30 (No Brokers) shall survive indefinitely, and (c) the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.5 (No Brokers), Section 4.7 (Issuance of Stock Consideration), and Section 4.12 (Capitalization) shall survive indefinitely (the representations and warranties referred to in clauses (a)-(c) are collectively referred to as the “Fundamental Representations”).  All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled.  Notwithstanding the foregoing, in the event a valid claim for indemnification has been asserted in good faith in accordance with Section 8.2(d) and such claim remains unresolved as of the expiration of the applicable survival period as set forth in this Section 8.1, then the covenant, agreement, representation or warranty (as applicable) that is the subject of such claim shall survive solely with respect to such claim until such claim is finally resolved.

8.2.Indemnification.

(a)By the Securityholders.  Subject to the provisions of Section 8.1 relating to the survival of representations and warranties, from and after the Closing, the Securityholders shall jointly and severally indemnify, defend and hold harmless Parent, its Affiliates, and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns (collectively, “Parent Indemnitees”) from and against all claims, losses, Liabilities, Taxes, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) incurred by any Parent Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by the Securityholders or the Company in this Agreement or any Ancillary Document (without regard, for purposes of this clause (i), to any qualifications as to materiality or Material Adverse Effect (or any correlative terms), other than with respect to the first sentence of Section 3.7 and where “material” is used for the purpose of listing and referring to Material Contracts); (ii) any breach of any covenant or agreement of the Securityholders’ Representative or the Securityholders, or of the Company to the extent required to be performed or complied with by the Company prior to the Closing, contained in this Agreement or any Ancillary Document; (iii) any Transaction Expenses or Indebtedness of the Company to the extent not paid, satisfied, and discharged prior to the Closing or forgiven within one (1) year following the Closing; (iv) any Pre-Closing Taxes; (v) any claim by any Person with respect to acts, actions or activities of the Company or their respective officers or directors prior to the Closing in connection with the Contemplated Transactions; (vi) any amount payable to a holder of Dissenting Shares under applicable Law or in connection with any claim of any holder (or alleged holder) of Capital Stock, Options, or Warrants involving or related to his, her or its rights or status (or alleged rights or status) as a holder of any Capital Stock, Options, Warrants or other ownership rights in the Company during the period prior to the Closing, in each case, in excess of the Merger Consideration to which such holder is entitled to receive pursuant to Section 2.5; (vii) any claim resulting from any inaccuracies in the Allocation Statement or otherwise alleging that a Person was due amounts other than as set forth in the Allocation Statement; and/or (viii) the settlement or other resolution of a Specified Proceeding.

(b)By Parent.  Subject to the provisions of Section 8.1 relating to the survival of representations and warranties, from and after the Closing, Parent shall indemnify, defend and hold harmless the Securityholders, their respective Affiliates, and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns (collectively, “Securityholder Indemnitees”) from and against all Losses incurred by any Securityholder Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or any Ancillary Document (without regard, for purposes of this clause (i), to any qualifications as to materiality or Material Adverse Effect (or any correlative terms)), and/or (ii) any breach of any covenant or agreement of Parent or Merger Sub, or of the Surviving Corporation to the extent required to be performed or complied with by the Company or the Surviving Corporation after the Closing, contained in this Agreement or any Ancillary Document.

(c)Limitations on Rights of Indemnitees.  Notwithstanding anything herein to the contrary:

(i)(A) the Securityholders shall not be required to indemnify the Parent Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 8.2(a)(i) unless and until the aggregate amount of all such claims for such matters exceeds an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”), in which event the Parent Indemnitees shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon fraud or a breach of any of the Fundamental Representations of the Company, and (B) Parent shall not be required to indemnify the Securityholder Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 8.2(b)(i) unless and until the aggregate amount of all such claims for such matters exceeds the Deductible, in which event the Securityholder Indemnitees shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon fraud or a breach of any of the Fundamental Representations of Parent and Merger Sub;

(ii)(A) in no event shall the aggregate Liability of the Securityholders (x) arising out of or relating to Section 8.2(a)(i) exceed an amount equal to the Indemnity Escrow Amount (the “Cap”); provided, however, that the limitation set forth in this clause (x) shall not apply to indemnification for Losses arising out of or resulting from a claim for indemnification to the extent such claim is based upon fraud or a breach of any of the Fundamental Representations of the Company or (y) arising out of or relating to this Article VIII exceed the Merger Consideration; provided that the limitation set forth in this clause (y) shall not apply to indemnification for Losses arising out of or resulting from a claim for indemnification to the extent such claim is based upon fraud, which shall be uncapped, and (B) in no event shall the aggregate Liability of Parent (x) arising out of or relating to Section 8.2(b)(i) exceed the Cap; provided, however, that the limitation set forth in this clause (x) shall not apply to indemnification for Losses arising out of or resulting from a claim for indemnification to the extent such claim is based upon fraud or a breach of any of the Fundamental Representations of Parent and Merger Sub or (y) arising out of or relating to this Article VIII exceed the Merger Consideration; provided that the limitation set forth in this clause (y) shall not apply to indemnification for Losses arising out of or resulting from a claim for indemnification to the extent such claim is based upon fraud, which shall be uncapped;

(iii)to the extent required by applicable Law, each Indemnitee shall use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the Contemplated Transactions upon becoming aware of any event that would be reasonably expected to give rise to Losses; provided that costs incurred in connection with such efforts shall be included as Losses;

(iv)the amount of any Losses for which an Indemnitee claims indemnification under this Agreement shall be reduced by the amount of any insurance proceeds and any indemnification, contribution, offset or reimbursement payments actually received from a third party with respect to such Losses (net of (x) documented out-of-pocket expenses incurred in connection with such recovery, (y) deductibles, premiums and retentions paid pursuant to the insurance policies under which such recovery is made to the extent arising out of or in connection with such claims and (z) the net present value of any increase in premiums paid and retentions for such policies to the extent arising out of or in connection with such claim); provided that if an Indemnitee actually receives insurance proceeds or indemnification, contribution, offset or reimbursement payments from third party insurers with respect to such Losses, in each case, at any time subsequent to any indemnification payment pursuant to this Article VIII, then such Indemnitee shall promptly reimburse the applicable Indemnitor for the lesser of (A) the amount of such proceeds and/or payments actually received by such Indemnitee in respect of such Losses (net of (x) documented out-of-pocket expenses incurred in connection with such recovery, (y) deductibles, premiums and retentions paid pursuant to the insurance policies under which such recovery is made to the extent arising out of or in connection with such claims, and (z) the net present value of any increase in premiums paid and retentions for such policies to the extent arising out of or in connection with such claim) and (B) the aggregate amount of the payment made by such Indemnitor in respect of such Losses; and

(v)any indemnification provided hereunder shall be so applied as to avoid any double counting and no Indemnitee shall be entitled to obtain indemnification (x) to the extent that such Losses are taken into account in the determination of the Closing Consideration set forth in the Final Statement or (y) more than once for the same matter or Losses.

(d)Procedure.

(i)Direct Claims.  If either a Parent Indemnitee, on the one hand, or a Securityholder Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim.  The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Article VIII with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice.  If the Indemnitor does not notify the Indemnitee within fifteen (15) days that the Indemnitor disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the Indemnitor hereunder.  In case an objection is made in writing by the Indemnitor prior to the expiration of such fifteen (15)-day period, the Indemnitor and the Indemnitee shall attempt in good faith for a period of fifteen (15) days to agree upon the rights of the respective parties with respect to such claim.  If the Indemnitee and Indemnitor so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the Indemnitor shall be prepared and signed by the Indemnitee and the Indemnitor.  If the Indemnitee and Indemnitor are unable to so agree, either party shall be permitted to pursue resolution of such dispute in accordance with Section 10.11.

(ii)Third-Party Actions (Other than Tax Contests).

(A)If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor with respect to a claim asserted by a third party, then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail.  The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 8.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice.  The Indemnitor shall have the right, at its option, exercisable within fifteen (15) Business Days after the date of such notice to assume the defense of any such matter with its own counsel and at its sole cost and expense; provided that (x) such counsel shall be reasonably satisfactory to the Indemnitee, (y) the Indemnitor shall have such right to assume the defense of any such matter only if the Indemnitor irrevocably relinquishes its right to contest whether such claim is indemnifiable hereunder and (z) the Indemnitor shall not have any right to assume the defense of any such matter if (1) where the Indemnitee is a Parent Indemnitee, the applicable third party claimant is a then-current customer of the Indemnitee or its Affiliates, (2) where the Indemnitee is a Parent Indemnitee, the Indemnitee reasonably believes an adverse determination with respect to such matter would be materially detrimental to or materially injure the reputation and future business prospects of the Indemnitee or its Affiliates, (3) such matter is criminal in nature, (4) such matter seeks injunctive relief or other equitable remedies against the Indemnitee, (5) such matter seeks damages in excess of the amount for which the Indemnitee could obtain indemnification from the Indemnitor pursuant to this Article VIII or (6) the Indemnitor fails to provide the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend such matter and fulfill its indemnification obligations under this Article VIII.

(B)If the Indemnitor elects to assume the defense of and indemnification for any such matter in accordance with this Section 8.2(d), then:

(1)notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(2)except in connection with any Litigation where any Indemnitee is adverse to any Indemnitor, the Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and reasonably cooperate with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; and

(3)the Indemnitor shall not settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment, in each case without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed.

(C)If (x) the Indemnitor elects not to assume the defense of and indemnification for such matter (or fails to notify the Indemnitee of such election within the period set forth in Section 8.2(d)(ii)(A)), (y) elects to assume the defense of and indemnification for such matter but then fails to diligently conduct such defense, or (z) is not entitled to assume the defense of such matter pursuant to Section 8.2(d)(ii)(A), then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(D)The procedures in this Section 8.2(d)(ii) shall not apply to matters subject to Section 8.2(d)(iii) (Tax Contests) or to direct claims of an Indemnitee which are addressed in Section 8.2(d)(i).

(iii)Tax Contests.

(A)If, following the Closing Date, Parent or the Surviving Corporation receives from any Taxing Authority written notice of any Tax Contest with respect to which the Parent or the Surviving Corporation may reasonably have any liability for Pre-Closing Taxes, Parent shall promptly provide a copy of such notice to the Securityholders’ Representative; provided, that Parent’s failure to promptly provide a copy of such notice to the Securityholders’ Representative shall not affect the Parent Indemnitee’s right to receive indemnification under Section 8.2(a).  Notwithstanding anything to the contrary herein, with respect to any Specified Proceeding, Section 5.4(g), rather than this Section 8.2(d)(iii), shall be controlling.

(B)Parent shall have the right, at its expense, to control, manage and be responsible for any Tax Contest to the extent that such Tax Contest relates to Pre-Closing Taxes, including Tax Contests with respect to a Straddle Period.  The Securityholders’ Representative may participate in such Tax Contest and the Parent shall not settle, compromise or otherwise resolve such Tax Contest without the consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.  Parent shall keep the Surviving Corporation and Parent informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests.

(iv)Securityholders’ Representative.  All notices to be provided to the Securityholders as an Indemnitee or Indemnitor pursuant to this Section 8.2(d) shall be provided to the Securityholders’ Representative and the Securityholders’ Representative shall act on behalf of the Securityholder Indemnitees and any Securityholders that are Indemnitors under this Section 8.2(d).

(e)Tax Treatment.  The parties hereto agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

8.3.Recourse; Escrow Release; Set-Off.

(a)In the event that any Parent Indemnitee is entitled to indemnification for Losses pursuant to this Article VIII, then, subject to the applicable limitations set forth in this Article VIII, such Parent Indemnitee shall satisfy the amount of such Losses (i) first, from amounts then remaining in the Indemnity Escrow Account, (ii) second, by offset against any portion of the Earnout Consideration deliverable to the Securityholders pursuant to Section 1.1(b) of the Company Disclosure Schedule, and (iii) thereafter, directly from the Securityholders on a joint and several basis.  Upon a Parent Indemnitee becoming entitled to receive any sums from the Indemnity Escrow Account pursuant to this Article VIII or Section 5.4(a), Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to such Parent Indemnitee from the Indemnity Escrow Account the amount to which such Parent Indemnitee is so entitled (or the entire then-remaining balance of the Indemnity Escrow Account, if less than such amount).

(b)Upon the Expiration Date, Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Indemnity Escrow Account to the Securityholders’ Representative and the Payroll Provider, as applicable, for further distribution to the Securityholders in accordance with Section 2.7(a)(iv) and Section 2.7(c)(iv), as applicable, an amount equal to (i) the balance then remaining in the Indemnity Escrow Account less (ii) the aggregate amount of any claims of the Parent Indemnitees for indemnification properly notified in accordance with this Article VIII and that remain unresolved as of the Expiration Date (each, a “Pending Claim”).

(c)Upon the full and final resolution of a Pending Claim, if the amount retained in the Indemnity Escrow Account with respect to such Pending Claim pursuant to Section 8.3(b) exceeds the amount that the Parent Indemnitees are entitled to receive from the Indemnity Escrow Account pursuant to this Article VIII in respect of such Pending Claim, then Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Indemnity Escrow Account to the Securityholders’ Representative and the Payroll Provider, as applicable, for further distribution to the Securityholders in accordance with Section 2.7(a)(iv) and Section 2.7(c)(iv), as applicable, the amount of such excess.

8.4.Exclusive Remedy.

Each party hereto acknowledges and agrees that, from and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy for breaches of representations and warranties contained in this Agreement, the failure or non-performance of any covenants or agreements contained in this Agreement, and any other claim in connection with the Contemplated Transactions, except for (a) the remedies arising from claims based on fraud in connection with the Contemplated Transactions, (b) the equitable and other remedies available to the parties pursuant to Section 10.15, (c) the dispute resolution mechanisms set forth in Section 2.8 with respect to the final determination of the Closing Consideration and Section 1.1(b) of the Company Disclosure Schedule with respect to the final determination of Earnout Consideration, and (d) the dispute resolution mechanisms set forth in the RCAs with respect to claims arising thereunder.

ARTICLE IX

Termination

9.1.Termination Events.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)at any time, by mutual written agreement of the Securityholders’ Representative and Parent; or

(b)by Parent, at any time prior to the Closing, if (i) the Company or the Securityholders’ Representative is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from Parent (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.2 incapable of being satisfied; or

(c)by the Securityholders’ Representative, at any time prior to the Closing, if (i) Parent or Merger Sub is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) days of written notice of such breach from the Securityholders’ Representative (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.1 incapable of being satisfied;

(d)by written notice by either the Securityholders’ Representative or Parent to the other, at any time after February 15, 2021 if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to such party if the action or inaction of such party (or in the case of the Securityholders’ Representative, the Company) or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(e)by either Parent or the Securityholders’ Representative if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order or taken any other action the effect of which is to permanently restrain, enjoin or otherwise prohibit the Contemplated Transactions; provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to such party if the action or inaction of such party (or in the case of the Securityholders’ Representative, the Company) or any of its Affiliates has been a principal cause of or resulted in such Order or action and such action or inaction constitutes a breach of this Agreement.

9.2.Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties.  If this Agreement is terminated pursuant to Section 9.1, no party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 9.2, Section 5.8, Article X and by the provisions of the NDA; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement.

ARTICLE X

Miscellaneous

10.1.Securityholders’ Representative.

(a)Appointment of Securityholders’ Representative.  Michael Dominici shall be the agent and attorney-in-fact for each of the Securityholders to act as Securityholders’ Representative under this Agreement and the Ancillary Documents in accordance with the terms of this Section 10.1 and the Ancillary Documents (the “Securityholders’ Representative”).  In the event of the resignation, death or incapacity of the Securityholders’ Representative, a successor Securityholders’ Representative reasonably satisfactory to Parent shall thereafter be appointed by an instrument in writing signed by Parent and such successor Securityholders’ Representative.

(b)Authority.  The Securityholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Securityholders (with full power of substitution in the premises) in connection with (i) the indemnity provisions of Article VIII as they relate to the Securityholders generally and (ii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (A) to receive all Merger Consideration owing to the Securityholders under this Agreement (other than that portion of the Merger Consideration delivered to the Payroll Provider), (B) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the Ancillary Documents, (C) to act as the representative of the Securityholders to review and authorize all claims and disputes or question the accuracy thereof, (D) to negotiate and compromise on their behalf with Parent any claims asserted thereunder and to authorize payments to be made with respect thereto, (E) to take such further actions as are authorized in this Agreement or the Ancillary Documents, and (F) in general, to do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Securityholders’ Representative to be necessary or desirable in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions.  Parent and Merger Sub shall be entitled to rely on such appointment and to treat the Securityholders’ Representative as the duly appointed attorney-in-fact of each Securityholder.  Notices given to the Securityholders’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Securityholders for all purposes under this Agreement.

(c)Extent and Survival of Authority.  The appointment of the Securityholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Securityholders’ Representative pursuant to the authority granted in this Section 10.1 shall be effective and absolutely binding on each Securityholder notwithstanding any contrary action of or direction from such Securityholder, except for actions or omissions of the Securityholders’ Representative constituting willful misconduct or gross negligence.  The death or incapacity, or dissolution or other termination of existence, of any Securityholder shall not terminate the authority and agency of the Securityholders’ Representative.  Parent, Merger Sub and any other party to an Ancillary Document in dealing with the Securityholders’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Securityholders’ Representative as the act of the Securityholders.

(d)Release from Liability; Indemnification.  The Securityholders’ Representative shall not be liable to any Securityholder or to any other Person (other than Parent or Merger Sub), with respect to any action taken or omitted to be taken by the Securityholders’ Representative in his role as Securityholders’ Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Securityholders’ Representative, and the Securityholders’ Representative shall not be liable to any Securityholder in the event that, in the exercise of his reasonable judgment, the Securityholders’ Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Parent or Merger Sub against the Securityholders.

(e)Reimbursement of Expenses.  The Securityholders’ Representative shall receive no compensation for service as such, but shall receive reimbursement from, and be indemnified by, the Securityholders, pro rata in accordance with the number of shares of Common Stock held by each Securityholders immediately prior to the Effective Time (calculated on a fully-diluted and converted-to-Common-Stock basis), for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees, incurred by the Securityholders’ Representative in the performance or discharge of his duties pursuant to this Section 10.1.

10.2.Expenses.

All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

10.3.Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by email, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

If to the Company (prior to the Closing), the Securityholders or the Securityholders’ Representative:

Michael Dominici
1863 Service Court
Riverside, CA 92507
Attn: Michael Dominici
Email: mdominici@completecoach.com

With a copy (which shall not constitute notice) to:

KBA
50 W Broadway, Suite 1000
Salt Lake City, UT 84101
Attn: Michael Penley
Email: mpenley@kba.law

If to Parent, Merger Sub, or the Surviving Corporation (after the Closing)):

Ideanomics, Inc.
1441 Broadway, Suite 5116
New York, NY 10018
Attn: Alf Poor, Chief Executive Officer
Email: apoor@ideanomics.com

With a copy (which shall not constitute notice) to:

Venable LLP
1270 Avenue of the Americas
24th Floor
New York, NY 10020
Attn: William N. Haddad
Email: WNHaddad@Venable.com

10.4.Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

10.5.Entire Agreement.

This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule, the NDA, and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.

10.6.Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

10.7.Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by each of the parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

10.8.Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

10.9.Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that Parent Indemnitees or Securityholder Indemnitees who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.

10.10.Assignability.

This Agreement shall not be assigned by the Company without the prior written consent of Parent and Merger Sub.  Prior to Closing, this Agreement shall not be assigned by Parent or Merger Sub without the prior written consent of the Company; provided, that Parent or Merger Sub may assign their rights and obligations under this Agreement without such required consent to an Affiliate, which assignment shall not relieve Parent or Merger Sub of their obligations hereunder.

10.11.Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement (other than those disputes to be resolved by the Auditor in accordance with Section 2.8 or the Earnout Auditor in accordance with Section 1.1(b) of the Company Disclosure Schedule) shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum or (c) any claim that such court does not have jurisdiction with respect to such Litigation.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

10.12.No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

10.13.Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

10.14.Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

10.15.Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.16.Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.17.Further Assurances.

If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

IDEANOMICS, INC.

By:
Name:
Title:

WAVE MERGER CORP.

By:
Name:
Title:

WIRELESS ADVANCED VEHICLE ELECTRIFICATION, INC.

By:
Name:
Title:

Michael Dominici, solely in his capacity as the Securityholders’ Representative

[Signature page to Agreement and Plan of Merger]

Exhibit A

Form of Letter of Transmittal

[See attached]

Exhibit B

Form of Option Cancellation Agreement

[See attached]

Exhibit C

Form of Restrictive Covenant Agreement

[See attached]

Exhibit D

Form of Escrow Agreement

[See attached]